Exhibit 2
















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                              PURCHASE AGREEMENT

                         dated as of November 20, 1993

                                     among

                   Willcox & Gibbs Delaware, Inc., Willcox &
                       Gibbs, Inc., Summers Group, Inc.,
                       SGDHC, Inc. and BTR Dunlop, Inc.

                 --------------------------------------------

                              TABLE  OF  CONTENTS

                                                                        Page

1.   DEFINITIONS........................................................   1

     1.1   Defined Terms................................................   1

     1.2   Terms Defined Elsewhere......................................   8

     1.3   Construction.................................................  10

2.   PURCHASE AND SALE..................................................  10

3.   PURCHASE PRICE.....................................................  10

     3.1    Closing Consideration.......................................  11

     3.2    Additional Consideration....................................  11

4.   REPRESENTATIONS AND WARRANTIES OF SELLER,
     SUMMERS AND BTR....................................................  14

     4.1    Organization; Subsidiaries..................................  14

     4.2    Authority; Binding Effect...................................  15

     4.3    Financial and Other Information; Absence
            of Adverse Changes..........................................  16

     4.4    Assets......................................................  19

            (a)  Title..................................................  19

            (b)  Real Property..........................................  20

            (c)  Machinery and Equipment................................  21

            (d)  Bank and Securities Accounts...........................  21

                              TABLE  OF  CONTENTS
                                   Continued
                                                                        Page

            (e)  Inventories............................................  21

            (f)  Accounts Receivable....................................  21

            (g)  Computer Software......................................  21

     4.5    Contracts...................................................  22

     4.6    Litigation; Compliance with Law.............................  22

     4.7    Taxes.......................................................  23

     4.8    Employee Benefits...........................................  24

     4.9    Labor Relations.............................................  27

     4.10   Environmental Matters.......................................  28

     4.11   Customers and Suppliers.....................................  29

     4.12   Intellectual Property; Software; Technology.................  30

     4.13   Transactions with Related Persons...........................  30

     4.14   Capital Stock of Summers....................................  31

     4.15   Investment..................................................  31

5.   REPRESENTATIONS AND WARRANTIES OF BUYER
     AND W&G............................................................  31

     5.1    Organization................................................  32

     5.2    Authority; Binding Effect...................................  32

                              TABLE  OF  CONTENTS
                                   Continued
                                                                         Page

     5.3    Financial Statements and SEC Reports........................  33

     5.4    Investment..................................................  33

     5.5    Financing...................................................  33

     5.6    Absence of Certain Changes..................................  33

6.   COVENANTS..........................................................  34

     6.1    Access......................................................  34

     6.2    Public Announcements........................................  34

     6.3    Conduct of Business of Summers Prior to the Closing.........  34

     6.4    Consents....................................................  35

     6.5    Title Insurance.............................................  35

     6.6    Release.....................................................  35

     6.7    HSR Act.....................................................  35

     6.8    Notification of Certain Matters.............................  36

     6.9    Expenses....................................................  36

     6.10   Non-Solicitation of Transactions............................  36

     6.11   Non-Competition.............................................  37

     6.12   Non-Solicitation of Employees...............................  38

     6.13   Additional Agreements.......................................  38

                              TABLE  OF  CONTENTS
                                   Continued
                                                                         Page

     6.14   Financing...................................................  38

     6.15   Post-Closing Operations.....................................  39

     6.16   Taxes.......................................................  39

     6.17   Confidential Information....................................  43

     6.18   Remedial Action.............................................  44

7.   CONDITIONS TO OBLIGATIONS OF BUYER.................................  44

     7.1    Representations and Warranties; Covenants...................  44

     7.2    Opinion of Counsel..........................................  45

     7.3    Absence of Litigation, Damages, Changes.....................  45

     7.4    HSR Act.....................................................  45

     7.5    Financing...................................................  45

     7.6    Consent.....................................................  45

8.   CONDITIONS TO OBLIGATIONS OF SELLER................................  45

     8.1    Representations and Warranties; Covenants...................  45

     8.2    Opinion of Counsel to Buyer and W&G.........................  46

     8.3    Absence of Litigation.......................................  46

     8.4    HSR Act.....................................................  46

9.   CLOSING............................................................  46

                              TABLE  OF  CONTENTS
                                   Continued
                                                                         Page

     9.1    Deliveries by Seller........................................  47

     9.2    Deliveries by Buyer.........................................  47

10.  CLOSING NET ASSET VALUE............................................  48

     10.1   Calculation of Closing Net Asset Value......................  48

     10.2   Payment Based On Closing Net Asset Value....................  49

11.  INDEMNIFICATION....................................................  50

     11.1   Indemnification Obligations.................................  50

     11.2   Indemnification Procedures..................................  53

12.  MISCELLANEOUS......................................................  56

     12.1   Brokerage...................................................  56

     12.2   Survival....................................................  56

     12.3   Notices.....................................................  57

     12.4   Affiliate Obligations.......................................  57

     12.5   Termination.................................................  57

     12.6   Consent to Jurisdiction.....................................  58

     12.7   Binding Effect; Assignment; No Third Party Beneficiaries....  58

     12.8   Specific Performance........................................  58

     12.9   Entire Agreement; Modifications; Headings; Counterparts.....  58

     12.10  Applicable Law..............................................  59

                              PURCHASE AGREEMENT


          Agreement, dated as of November 20, 1993, among the following:

               Willcox & Gibbs Delaware, Inc., a Delaware corporation ("Buyer") whose business address is 530 Fifth Avenue, New York, New York 10036;

               Willcox & Gibbs, Inc., a New York corporation ("W&G") whose business address is 530 Fifth Avenue, New York, New York 10036;

               Summers Group, Inc., a Delaware corporation ("Summers") whose business address is 6700 LBJ Freeway, #3200, Dallas, Texas 75240;

               SGDHC, Inc., a Delaware corporation ("Seller") whose business address is 6700 LBJ Freeway, #3200, Dallas, Texas 75240; and

               BTR Dunlop, Inc., a Delaware corporation ("BTR") whose business address is Suite 1000, 1 Main Place, Stamford, Connecticut 06902.

          BTR, Seller and Summers desire that Seller sell, and W&G and Buyer desire that Buyer purchase, subject to the terms and conditions hereof, all of the issued and outstanding shares of capital stock of Summers (the "Shares").

          Accordingly, the parties agree as follows:


          1.   DEFINITIONS.

          1.1 Defined Terms. The following terms shall have the respective meanings indicated below for purposes of this Agreement:

          "Accountants Proprietary Information" shall mean planning documentation, inherent and control risk assessments, listing of matters for the attention of the partner and detailed audit programs or records of tests, provided that any information relating to the company that is the subject of such work papers contained in any of the foregoing shall not be deemed Accountants Proprietary Information, and such information shall be provided to a party when such party is entitled to accountants' work papers pursuant to this Agreement.

          "Affiliate" of a specified Person shall mean a Person directly or indirectly controlling, controlled by, or under common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Arbitrating Firm" shall mean one of the "big six" or one of the next three largest (in terms of numbers of accounting professionals in the United States) independent public accounting firms (other than any such firm that audited the 1990, 1991, 1992, 1993 or 1994 financial statements of W&G, Buyer, Seller, Summers, BTR, or any of their respective Affiliates) selected by agreement of W&G and Seller or, if they cannot agree, chosen by lot from among the aforesaid firms.

          "Assets" shall mean all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, in which Summers has any right, title or interest.

          "Average LIBO Rate" shall mean the average of the LIBO Rates for interest periods of one year, two years and three years.

          "Beneficial ownership" and "beneficially own" shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

          "Best efforts" shall mean, whenever used with reference to a party's obligation, an obligation of such party to use every reasonable commercial effort, but shall not be interpreted to require such party to take any action or refrain from taking any action that would be materially burdensome to such party or to amend this Agreement or any agreement contemplated hereby or to forego or waive any of its rights hereunder or thereunder.

          "BTR plc" shall mean BTR plc, a company organized under the laws of England and Wales.

          "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York City, New York, U.S.A. are required to or may be closed.

          "Businesses" shall mean the businesses conducted by Summers prior to the Closing involving the distribution of electrical parts and supplies.

          "Cash," "dollars" or "$" shall mean United States dollars.

          "Change of Control of W&G" shall mean the acquisition by any Person or two or more Persons acting in concert (other than Compagnie de Distribution de Materiel Electrique or any of its Affiliates) of beneficial ownership, directly or indirectly, of securities of W&G (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of W&G entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency, unless the board of directors of W&G shall have approved such acquisition in advance of its occurrence.

          "Closing Net Asset Value" shall mean the Net Asset Value as of the Closing Date, determined based on the amounts shown on the Closing Balance Sheet.

          "Contracts" shall mean all mortgages, liens, security interests, leases, instruments, contracts, commitments, arrangements and agreements of every type and description to which Summers is a party or by which it or any of the Assets are bound.

          "Environmental Condition" shall mean (w) any generation, use, handling, storage, transportation, treatment, release, discharge, emission, spillage or disposal of any Hazardous Substance, Hazardous Waste, waste containing a Hazardous Substance or Petroleum Substance which occurred at or prior to the Closing in connection with any site or Facility owned, leased, used, operated or managed at any time at or prior to the Closing, by Summers or any of its Affiliates, (x) any contamination of air, soil, groundwater or surface water above, at, on, under, or emanating or migrating from any such site or Facility at or prior to the Closing, (y) any generation, use, handling, storage, transportation, treatment, release, discharge, emission, spillage or disposal at or prior to the Closing, by Summers or any of its Affiliates, or any Person for whose actions or failure to act any of them may be responsible, of any Hazardous Substance, Hazardous Waste, Petroleum Substance or waste containing a Hazardous Substance or (z) any condition adversely affecting public health or welfare or the environment in existence at or prior to the Closing or affecting real property owned, leased, used or held for use by Summers or any of its Affiliates at or prior to the Closing. For purposes of this definition, (i) the terms "Hazardous Waste," "Hazardous Substance," "Release" and "Facility" shall include the meanings set forth in the Resource

Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act, as such statutes are in effect as of the date hereof, and any federal or state law, rule or regulation adopted pursuant thereto and currently in effect or otherwise relating to liability for environmental contamination, and "Petroleum Substance" means petroleum, petroleum products, crude oil or any fraction thereof and waste oil.

          "Income Tax Returns" shall mean Tax Returns relating to Income Taxes.

          "Income Taxes" shall mean Taxes in the nature of income or franchise taxes, including interest, penalties and additions to tax with respect thereto.

          "Intellectual Property" shall mean all patents, patent rights, trademarks, trade names (including, without limitation, the name "Summers Group, Inc." and the other names under which Summers operates any of the Businesses and the logos associated therewith but excluding the name "BTR" and logos associated therewith), service marks, service names, copyrights, applications for the foregoing, licenses with respect to the foregoing and other such property.

          "Interest Component" shall mean, with respect to any Purchase Price Note, the interest that would accrue on the unpaid balance of the Stated Principal of such Note at a rate per annum equal to the Average LIBO Rate from and including the date of issuance of such Note, if such Note is issued pursuant to Section 3.1, January 1, 1994, if such Note is issued pursuant to
Section 3.2(e), or January 1, 1995, if such Note is issued pursuant to Section 3.2(f), to but excluding the date the Stated Principal of such Note is paid in full, assuming the Stated Principal of such Note is paid in equal annual installments on each anniversary of the Closing Date occurring after the original issuance of such Note under the Agreement with the final maturity on the third anniversary of the Closing Date, computed on the basis of a 360-day year of twelve 30-day months.

          "Knowledge" of Summers, Seller or BTR shall mean the knowledge of (i) any officer of BTR plc, BTR or Seller or (ii) any of the following persons:
John S. Thompson, William K. Renwick, Bruce Duncan, R.J. Smith, Peter Schiller, Scott Schieffer, Clay Cummins, Bill Jett, Steve Barker, Steve Hitt, Joe Hassell, Mike McGee or Ken Hoover.

          "Legal Expenses" shall mean the reasonable fees, costs and expenses of any kind incurred by any Person entitled to indemnification pursuant to
Article 11 in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any claim as to which such Person is entitled to indemnification under Article 11.

          "LIBO Business Day" shall mean any day on which dealings are carried on between banks in deposits of dollars in the London interbank currency market.

          "LIBO Rate" shall mean the interest rate per annum equal to the rate at which, in the reasonable opinion of Citibank, N.A., dollars in immediately available funds would be offered to Citibank, N.A., at 11:00 A.M. London time two LIBO Business Days prior to the Closing Date by major banks in the London interbank market for a period and in an amount as nearly comparable as possible to any specified interest period and the amount of $40 million, respectively.

          "LIFO" shall mean the last-in, first-out method of accounting for inventory under U.S. GAAP.

          "Material Adverse Effect" shall mean any change in, or effect on, a specified Person that is, or is reasonably likely to be, materially adverse to the business, operations, assets or financial condition of such Person.

          "Net After-Tax Basis" shall mean, with respect to the calculation of any indemnification payment owed to any party pursuant to this Agreement, calculation thereof in a manner taking into account any Taxes owing by the indemnified party or its Affiliates as a result of receipt or accrual of the indemnity payment and any savings in Taxes realized by the indemnified party or its Affiliates as a result of the indemnified liability; provided, however, that in the case of any indemnification owing to Summers, Buyer, or any Affiliate of Buyer, the Net After-Tax Basis determination shall not take into account any additions to or reductions in Income Taxes for which Seller is responsible pursuant to Section 6.16, and provided, further, that if Buyer shall merge with Summers, the Net After-Tax Basis shall be calculated as if such merger had not occurred.

          "Net Asset Value" shall mean the net book value of Summers' total assets (excluding amounts receivable from Affiliates of Seller unless attributable to sales of inventory by Summers in the ordinary course of business and on terms the same as available to nonaffiliated customers) less the amount of Summers' liabilities (other than liabilities payable to Affiliates of Seller and liabilities for Income Taxes, including deferred

Income Taxes), determined in accordance with U.S. GAAP applied on a consistent basis with the Certified Financial Statements and after giving effect to all audit adjustments, provided that, in the case of the Closing Net Asset Value, any change in the LIFO reserve from such reserve reflected in the balance sheet of Summers included in the 1992 Financial Statements shall be excluded and the reserves for slow moving, defective and obsolete inventory shall be determined in accordance with U.S. GAAP notwithstanding Summers' prior practice.

          "Note Agreement" shall mean the Note Agreement, dated as of April 2, 1991, as amended, between W&G and The Prudential Insurance Company of America.

          "PBIT" of any company shall mean, for any fiscal period, profits before interest expense and income taxes of such company, adjusted (i) to add back the Seller Intercompany Charges with respect to periods prior to the Closing, (ii) with respect to periods after the Closing, to give effect to any adjustments required by Schedule 1.1 hereto and (iii) to exclude the effect of any change in the LIFO reserve from that reflected in the balance sheet of Summers included in the 1992 Financial Statements (as to PBIT for periods after December 31, 1992), any gain or loss on the disposition of fixed assets, extraordinary income or expense items that are of both non-recurring and non-operating nature and the cumulative effect of any change in accounting principles and estimation techniques, all as determined in accordance with U.S. GAAP applied consistently with the Certified Financial Statements, provided that the reserves for slow moving, defective and obsolete inventory shall be determined in accordance with U.S. GAAP notwithstanding Summers' prior practice.

          "Permits" shall mean all permits, licenses, franchises, registrations, approvals and authorizations by governmental or regulatory authorities or bodies.

          "Person" shall mean and include an individual, corporation, company, partnership, joint venture, association, trust, and other unincorporated organization or entity and a governmental entity or any department or agency thereto.

          "Principal Amount at Maturity" shall mean the amount of the Purchase Price Notes determined pursuant to Article 3, as the same may be reduced thereafter in accordance with the terms of the Purchase Price Notes.

          "Purchase Orders" shall mean orders by Summers for the purchase of inventory from suppliers, or from customers for the purchase of inventory from Summers, in any case in the ordinary course of business.

          "Purchase Price Notes" shall mean the one or more promissory notes of W&G delivered as part of the purchase price pursuant to Article 3.

          "Real Property" shall mean all real property (other than property leased to Summers, as lessee), fixtures, buildings and improvements thereon, all appurtenances and all easements and rights of way which benefit the real property and all construction-in-progress relating thereto.

          "Remedial Action" shall mean all action: (x) to cleanup, remove, treat or in any other way remediate any Hazardous Substance, Hazardous Waste or waste containing a Hazardous Substance in the environment; (y) to prevent the Release of any Hazardous Substance, Hazardous Waste or waste containing a Hazardous Substance so that they do not endanger or other otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities. Capitalized terms used in this definition have the meanings provided in the definition of Environmental Condition.

          "Revolving Credit Agreement" shall mean the Revolving Credit Loan Agreement, dated as of November 12, 1992, as amended, between W&G and NationsBank of North Carolina, N.A.

          "Routine Contract" shall mean any Contract listed in Annex 4.4(c)3 to
Schedule 4.4(c) to this Agreement and any other Contract (other than any Real Estate Lease) entered into in the ordinary course of the Businesses that does not involve the expenditure by any party thereto of an amount in excess of $250,000 after the Closing Date nor have a duration of more than six months after the Closing Date.

          "Seller Intercompany Charge" shall mean the charges of BTR in accordance with Schedule 4.3(b) hereto.

          "Seller Parent" shall mean BTR Dunlop Holdings [Delaware] Inc.

          "Subsidiary" shall mean, with respect to any Person, any corporation in which securities representing a majority of the combined voting power of voting interests entitled to vote generally for the election of directors are beneficially owned by such Person and/or one or more Subsidiaries of such Person.

          "Stated Principal" shall mean (i) with respect to the Purchase Price
Note issued pursuant to Section 3.1, $25,000,000, (ii) with respect to the

Purchase Price Note issued pursuant to Section 3.2(e), the 1993 Principal Amount and (iii) with respect to the Purchase Price Note issued pursuant to
Section 3.2(f), the 1994 Principal Amount.

          "Target Amount" shall mean $66,000,000.

          "Technology" shall mean all trade secrets, proprietary information, inventions, know how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how.

          "U.S. GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          1.2 Terms Defined Elsewhere. The following terms are defined in the text of the Agreement as indicated below:

[CAPTION]
          Term                                  Location in Agreement

        [S]                                    [C]
          "Accounting Qualifications"           Section 4.3(b).
          "Acquisition Transaction"             Section 6.10.
          "Adjustment Amount"                   Section 10.2.
          "August Financial Statements"         Section 4.3(a).
          "August 31 Balance Sheet"             Section 4.3(a).
          "Basket Limitation"                   Section 11.1(a)
          "Benefit Plans"                       Section 4.8(a)(ii).
          "BTR"                                 Preamble to the Agreement.
          "BTR Financial Statements"            Section 4.3(g).
          "Buyer"                               Preamble to the Agreement.
          "Cap Limitation"                      Section 11.1(a)
          "CERCLA"                              Section 4.10(c).
          "Certified Financial Statements"      Section 4.3(a).
          "Closing"                             Article 9.
          "Closing Balance Sheet"               Section 10.1(a)
          "Closing Date"                        Article 9.
          "Code"                                Section 4.7(a).
          "Confidential Information"            Section 6.18(b)
          "Contract Default"                    Section 4.2.
          "Cut-Off Date"                        Section 12.2.
          "Defined Benefit Plan"                Section 4.8(d).
          "Dispute Notice"                      Section 3.2(c).
          "Election"                            Section 6.16(d).
          "Employee Benefit Plan"               Section 4.8(a)(i).
          "Environmental Laws"                  Section 4.10(a).
          "Environmental Permits"               Section 4.10(a).
          "ERISA"                               Section 4.8(a)(i).

[CAPTION]
          Term                                  Location in Agreement

        [S]                                    [C]
          "ERISA Affiliate"                     Section 4.8(g).
          "Financial Statements"                Section 4.3.
          "Financing"                           Section 5.5.
          "First Dollar Matters"                Section 11.1(a).
          "Full Indemnity Matters"              Section 11.1(a).
          "HSR Act"                             Section 4.2.
          "Indemnified party"                   Section 11.2(a).
          "Indemnifying party"                  Section 11.2(a).
          "IRS"                                 Section 4.8(b).
          "Legal Requirements"                  Section 4.6.
          "Liens"                               Section 4.2.
          "Losses"                              Section 11.1(a).
          "Machinery and Equipment"             Section 4.4(c).
          "Multiemployer Plan"                  Section 4.8(e).
          "Multiple Employer Plan"              Section 4.8(e).
          "Net Asset Certificate"               Section 10.1(a).
          "Non-Compete Parties"                 Section 6.11.
          "Non-Compete Period"                  Section 6.11.
          "1994 Financial Statements"           Section 3.2(b).
          "1994 Certificate"                    Section 3.2(b).
          "1994 Excess Amount"                  Section 3.2(f)(i).
          "1994 PBIT"                           Section 3.2(b).
          "1994 PBIT Price"                     Section 3.2(f).
          "1994 Principal Amount"               Section 3.2(f)(i).
          "1993 Cash Amount"                    Section 3.2(e)(ii).
          "1993 Certificate"                    Section 3.2(a).
          "1993 Excess Amount"                  Section 3.2(e)(i).
          "1993 Financial Statements"           Section 3.2(a).
          "1993 PBIT"                           Section 3.2(a).
          "1993 PBIT Price"                     Section 3.2(e).
          "1993 PBIT Additional Amount"         Section 3.2(e).
          "1993 Principal Amount"               Section 3.2(e)(i).
          "1992 Financial Statements"           Section 4.3(a).
          "PBGC"                                Section 4.8(g).
          "Pre-Closing Period"                  Section 6.16(c).
          "Pre-Closing Separate Returns"        Section 6.16(b).
          "Pro Forma Returns"                   Section 6.16(c).
          "Prohibited Transaction"              Section 4.8(f).
          "Property"                            Section 4.4(b).
          "Real Property Leases"                Section 4.4(b)
          "Related Persons"                     Section 4.13.
          "Reportable Event"                    Section 4.8(g).
          "Restricted Operations"               Section 6.11.
          "SEC Reports"                         Section 5.3.
          "Seller"                              Preamble to the Agreement.
          "Seller Group"                        Section 6.16(a).
          "Seller's Accountants"                Section 3.2(a).

[CAPTION]
          Term                                  Location in Agreement

        [S]                                    [C]
          "Seller's Affiliated Group"           Section 4.7(a).
          "Shares"                              Preamble to the Agreement.
          "Small Claim"                         Section 11.1(a).
          "Small Claim Limitation"              Section 11.1(a).
          "Software"                            Section 4.4(h).
          "Straddle Periods"                    Section 6.16(c).
          "Summers"                             Preamble to the Agreement.
          "Summers Confidential Information"    Section 6.18(a).
          "Summers Contracts"                   Section 4.5
          "Tax Returns"                         Section 4.7(b).
          "Taxes"                               Section 4.7(h).
          "Total Additional Amount"             Section 3.2(f).
          "W&G"                                 Preamble to the Agreement.
          "W&G Deadline Date"                   Section 10.1(b).
          "W&G Remedial Action"                 Section 11.1(a).
          "Third Party Action"                  Section 11.2(a).
          "VEBA"                                Section 4.8(c).

          1.3 Construction. Unless herein otherwise provided, or unless the context shall otherwise require, words importing the singular number shall include the plural number, and vice versa; the terms "herein", "hereof" and "hereunder", or other similar terms, refer to this Agreement as a whole and not only to the particular sentence, paragraph, Section or Article in which any such terms may be employed; a reference to any Person shall include such Person's predecessors and successors; and all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. GAAP.


          2.   PURCHASE AND SALE.

          Subject to the terms and conditions hereof, on the Closing Date, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the Shares.


          3.   PURCHASE PRICE.

          The purchase price for the Shares shall consist of the consideration required to be delivered pursuant to Section 3.1 and, if required by Section 3.2, the additional consideration determined pursuant to that Section.

          3.1 Closing Consideration. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall deliver to Seller (i) $60 million by wire transfer of immediately available funds to an account of Seller in the United States, such account to be designated to Buyer by Seller at least two Business Days in advance of the Closing, and (ii) a promissory note of W&G, dated the Closing Date and substantially in the form of Exhibit A hereto, in the Principal Amount at Maturity equal to the sum of (x) $25 million plus (y) the Interest Component applicable to such note.

          3.2  Additional Consideration.

               (a) As promptly as practicable after December 31, 1993, and in any event not later than March 1, 1994, Seller shall deliver to W&G (i) a balance sheet of Summers as of December 31, 1993 and a statement of income and statement of cash flows for the year then ended, including footnotes thereto (collectively, the "1993 Financial Statements"), prepared in accordance with U.S. GAAP consistently applied with the Certified Financial Statements, (ii) the unqualified opinion without explanatory language of Ernst & Young, Seller's independent public accountants ("Seller's Accountants"), with respect to the 1993 Financial Statements, (iii) a certificate of Seller (the "1993 Certificate") showing its calculation of the PBIT of Summers for the year ended December 31, 1993 ("1993 PBIT") and (iv) a report of Seller's Accountants addressed to W&G stating that 1993 PBIT as set forth in the 1993 Certificate was calculated in accordance with this Agreement. W&G shall cause Summers to give Seller full access to the personnel, books and records of Summers during normal business hours upon reasonable request of Seller and shall cause Summers to provide to Seller information reasonably requested by Seller by completing forms customarily utilized by BTR in the past to collect financial information from Summers, all to enable Seller and its representatives to prepare the 1993 Financial Statements and the calculation of 1993 PBIT. Seller shall make available to W&G its accountants' work papers (excluding papers containing Accountants Proprietary Information of such accountants) and such other information relating to the 1993 Financial Statements or the calculation of the 1993 PBIT as W&G shall reasonably request.

               (b) As promptly as practicable after December 31, 1994, and in any event not later than March 1, 1995, W&G shall deliver to Seller (i) a balance sheet of Summers as of December 31, 1994 and a statement of income and statement of cash flows for the year then ended, including footnotes thereto (collectively, the "1994 Financial Statements"), prepared in accordance with U.S. GAAP consistently applied with the 1993 Financial Statements, (ii) the unqualified opinion without explanatory language of Summers' independent public accountants with respect to the 1994 Financial Statements, (iii) a certificate of W&G (the "1994 Certificate") showing its calculation of the PBIT of Summers for the year ended December 31, 1994 ("1994 PBIT") and (iv) a report of the accountants referred to in clause (ii) of this sentence addressed to Seller stating that 1994 PBIT as set forth in the 1994 Certificate was calculated in accordance with this Agreement. Summers shall make available to Seller its accountants' work papers (excluding papers containing Accountants Proprietary Information of such accountants) and such other information relating to the 1994 Financial Statements or the calculation of the 1994 PBIT, and shall provide Seller access to such personnel of Summers and its accountants, as Seller shall reasonably request.

               (c) In the event that W&G disputes the calculation of 1993 PBIT or Seller disputes the calculation of 1994 PBIT, the disputing party shall give written notice thereof (the "Dispute Notice") to the other parties to this Agreement within 30 days after the 1993 Certificate or 1994 Certificate on which the dispute is based was given to the disputing party, which notice shall set forth the basis for such dispute in reasonable detail. The parties shall use all reasonable efforts to resolve any such dispute, but if any such dispute cannot be resolved by the parties within 30 days after the date the Dispute Notice is given, all unresolved disputes shall be referred to an Arbitrating Firm for resolution. The parties shall seek to cause the Arbitrating Firm to make its determination within 60 days after referral of a dispute to it. The determination of the Arbitration Firm shall be conclusive and binding on each party. The fees of the Arbitrating Firm shall be allocated and paid by Seller or W&G, or divided between them, on a basis determined by the Arbitrating Firm to be fair taking into account the correctness of the positions asserted by each of them with respect to the disputed matters resolved by the Arbitrating Firm.

               (d) 1993 PBIT shall be deemed to be finally determined in the amount set forth in the 1993 Certificate on the 30th day after such Certificate is given to W&G, and 1994 PBIT shall be deemed to be finally determined in the amount set forth in the 1994 Certificate on the 30th day after such Certificate is given to Seller, in each case unless a Dispute Notice is given in accordance with Section 3.2(c) with respect to the calculation thereof. If such a Dispute

Notice is given, the PBIT subject to dispute shall be deemed finally determined on the date that the Arbitrating Firm gives written notice to W&G and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and W&G agree in writing on the amount thereof, in which case such disputed PBIT shall be calculated in accordance with such determination or agreement, as the case may be.

               (e) If the product of 1993 PBIT, as finally determined, multiplied by seven (such product, the "1993 PBIT Price") exceeds $85 million (such excess amount, the "1993 Additional Amount"), on the fifth Business Day after 1993 PBIT is finally determined, Buyer shall deliver to Seller:

                      (i) A promissory note of W&G, dated the date of delivery and substantially in the form of Exhibit A hereto, in a Principal Amount at Maturity equal to the sum of (A) the 1993 Principal Amount plus (B) the Interest Component with respect to such note. "1993 Principal Amount" shall mean (x) the 1993 Additional Amount, up to $15 million, plus (y) if the 1993 Additional Amount exceeds $15 million (such excess, the "1993 Excess Amount"), 40% of any 1993 Excess Amount; provided that the 1993 Principal Amount shall in no event be more than $23 million.

                (ii) Cash (the "1993 Cash Amount") equal to 60% of any 1993 Excess Amount, up to a maximum cash payment of $12 million.

               (f) If 1994 PBIT exceeds 110% of 1993 PBIT, in each case as finally determined (such excess, multiplied by seven, the "1994 PBIT Price"), and the sum of the 1993 PBIT Price plus the 1994 PBIT Price exceeds $85 million (such excess, the "Total Additional Amount"), on the fifth Business Day after 1994 PBIT is finally determined, Buyer shall deliver to Seller:

                 (i) A promissory note of W&G, dated the date of delivery and substantially in the form of Exhibit A hereto, in a Principal Amount at Maturity equal to the sum of (A) the 1994 Principal Amount plus
          (B) the Interest Component with respect to such note. "1994 Principal Amount" shall mean (x) if the Total Additional Amount is $15 million or less, the excess, if any, of the Total Additional Amount over the 1993 Principal Amount or (y) if the Total Additional Amount is more than $15 million, the sum of (1) the excess, if any, of $15 million over the 1993 Principal Amount plus (2) 40% of any excess (the "1994 Excess Amount") of (I) the Total Additional Amount less any excess amount referred to in the preceding clause (1) over
          (II) the 1993 Additional Amount, provided that the 1994 Principal Amount shall in no event be more than $23 million less the 1993 Principal Amount.

                (ii) Cash equal to 60% of any 1994 Excess Amount, up to a maximum cash payment of $12 million less the 1993 Cash Amount.

               (g) Buyer's obligation to make the deliveries of cash and notes pursuant to Section 3.2(e) is subject to the condition that the Closing shall have occurred prior thereto, and if the Closing shall not have occurred when such obligation otherwise arises, such obligation shall be deemed to be an obligation of Buyer to be performed at the Closing. If a Change of Control of W&G shall have occurred and be continuing at the time Buyer is obligated to deliver any Purchase Price Note pursuant to this Section 3.2, Buyer shall deliver in lieu of such Note cash in an amount equal to the Stated Principal of such Note. Payments of cash pursuant to this Section shall be made by wire transfer of immediately available funds to an account in the United States designated by Seller to Buyer at least two Business Days prior to the date such payment is due. Deliveries of promissory notes pursuant to this Section shall be made at the principal executive office of W&G.


          4.   REPRESENTATIONS AND WARRANTIES OF SELLER, SUMMERS AND BTR.

          Seller, Summers and BTR hereby jointly and severally represent and warrant to Buyer and W&G that:

          4.1  Organization; Subsidiaries.

               (a) Each of Seller, Summers and BTR is a corporation duly organized and validly existing in good standing under the laws of Delaware. Summers has the corporate power to own and lease the Assets and carry on the businesses conducted by it as they are now conducted. Summers is duly qualified to do business and is in good standing as a foreign corporation in the states and other jurisdictions listed in Schedule 4.1(a) hereto, which constitute all states and jurisdictions where it owns or leases real property or otherwise where qualification is required in connection with the conduct of the Businesses. Seller has delivered to Buyer prior to the date of this Agreement complete and correct copies of the Certificate of Incorporation and

By-Laws of Summers, as amended and currently in effect. The name of each officer and director of Summers and his or her positions with Summers are correctly set forth on Schedule 4.1(a) hereto.

               (b) Set forth on Schedule 4.1(b) hereto is an accurate list of all Subsidiaries of Summers correctly stating, with respect to each Subsidiary, the name of each of its officers and directors and his or her positions with such Subsidiary. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of Texas. All of the outstanding shares of capital stock of the Subsidiaries have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law, and are owned by Summers of record and beneficially free and clear of any Lien. Except as set forth on Schedule 4.1(b) hereto, Summers does not own, directly or indirectly, any ownership, equity, profits or voting interest in any corporation, partnership, joint venture or other Person, and has no agreement or commitment to purchase any such interest. Summers has delivered to Buyer prior to the date of this Agreement correct copies of the charter and by-laws (including comparable governing instruments with different names) of each Subsidiary of Summers, as amended and currently in effect. The Subsidiaries of Summers are not, and since prior to December 31, 1989, have not, engaged in the conduct of any business and do not have any assets (other than their respective names), liabilities or obligations.

          4.2 Authority; Binding Effect. Each of Seller, Summers and BTR has full corporate power and corporate authority to execute and deliver this Agreement and the other instruments and documents required or contemplated by this Agreement to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein. Such execution, delivery, performance and consummation do not and will not (i) contravene any provision of the certificate of incorporation or by-laws or similar governing instrument of Seller, Summers or BTR, (ii) except as expressly indicated on Schedule 4.5 hereto, contravene or conflict with, result in a breach of or loss of benefits to Summers under, require any consent, approval or waiver of any party (other than Summers) to, or entitle any party (with notice or the passage of time or both) to terminate, accelerate any obligation under, materially alter the terms of or call a default with respect to any Summers Contract other than any Routine Contract or any Purchase Order (any of the foregoing referred to in this clause (ii), including those referred to in Schedule 4.5 hereto, being defined as a "Contract Default"),

(iii) result in the creation of a lien, charge, security interest, right or claim of another, restraint on transfer or other encumbrance (collectively, "Liens") upon any of the Assets, (iv) result in any violation by Seller, Summers or BTR of any law, rule or regulation applicable to it, (v) violate or require any consent or approval under any judgment, injunction or decree of any court or governmental authority applicable to Seller, Summers or BTR, or (vi) except for filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any consent or approval of, notice to or filing, registration or qualification with, any court or governmental authority. This Agreement has been duly authorized by all necessary corporate action of each of Seller, Summers and BTR, duly executed by each of Seller, Summers and BTR and constitutes, and the other instruments and documents required or contemplated by this Agreement to be executed by Seller, Summers or BTR will be duly executed by it as so required or contemplated and when so executed will constitute, its valid and binding obligation, enforceable against it in accordance with the terms hereof and thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

          4.3  Financial and Other Information; Absence of Adverse Changes.

               (a) Attached as Schedule 4.3(a) hereto are balance sheets of Summers as of December 31, 1992, 1991 and 1990 and (ii) the related statements of income, shareholders' equity and cash flows of Summers for each of the one year periods then ended, including footnotes thereto (the "Certified Financial Statements" or the "Financial Statements"), together with the unqualified opinion without any explanatory language of Seller's Accountants with respect to the Certified Financial Statements (the financial statements included in the Certified Financial Statements as of and for the year ended December 31, 1992, the "1992 Financial Statements"). PBIT of Summers was not less than $15,400,000, $12,700,000, and $8,600,000 for the years ended December 31, 1990,
1991 and 1992, respectively, and Seller Intercompany Adjustments utilized in calculating PBIT of Summers for each such period are fully and correctly set forth in Schedule 4.3(b) hereto.

               (b) The sales and PBIT of Summers for the eight months ended August 31, 1993, computed in accordance with the procedures outlined in this
Section 4.3(b), were not less than $281,000,000 and $8,000,000, respectively. The sales and PBIT for the eight months ended August 31, 1993 have been derived from the monthly management accounts return of Summers, adjusted to reflect estimates of the adjustments required to present the financial statements on a U.S. GAAP basis consistently applied with the Certified Financial Statements, subject to year end adjustments, re-evaluations of accounting estimates, and adjustments required as a result of changes in the 1993 opening position arising from the preparation of the Certified Financial Statements (collectively, the "Accounting Qualifications"). The monthly management accounts return were prepared in accordance with the books and accounts of Summers and on a consistent basis in accordance with BTR reporting requirements and, subject to the Accounting Qualifications, present fairly in all material respects the results of operations of Summers for the eight months ended August 31, 1993.

               (c) Since December 31, 1992, there have not been any transactions giving rise to special or nonrecurring income of Summers of more than $150,000 or any write-up or revaluation increasing the book value of any assets of Summers. Inventories have been valued throughout the periods covered by the Certified Financial Statements on a consistent basis. The books and accounts of Summers are complete and correct in all material respects and fully and fairly reflect in all material respects all of the transactions of Summers. The Certified Financial Statements are in accordance with the books and records of Summers, have been audited by Seller's Accountants in accordance with U.S. generally accepted auditing standards, have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods covered thereby and present fairly in all material respects the financial position, results of operations, shareholder's equity and cash flows of Summers as of the dates and for the periods indicated.

               (d) Except as disclosed in Schedule 4.3(d) hereto, since December 31, 1992: (i) there have been no employment or compensation arrangements entered into by Summers with, and no increases in the rates of compensation (excluding commissions payable to sales personnel) payable by Summers to or to become payable by Summers to, any of Summers' directors, officers, employees, agents, dealers or distributors, except in the ordinary course of business, consistent with Summers' past practice and, in any case where such person has received or is reasonably expected to receive from Summers payments or other benefits in excess of $75,000 in 1993 or any year thereafter, as set forth in Schedule 4.3(d) hereto; (ii) Summers has not authorized, declared, paid or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any such stock; (iii) no capital expenditures have been authorized or made by Summers other than those in the ordinary course of business and that in the aggregate do not involve expenditures by Summers of more than $4,400,000; (iv) there have been no sales or other dispositions or acquisitions (including by purchase, lease as lessee or otherwise) of properties or assets by Summers other than those in the ordinary course of business and that in the aggregate (excluding sales and acquisitions of inventory in the ordinary course of business and renewals of Real Property Leases indicated in Schedule 4.5) do not involve expenditures by Summers of more than $4,400,000; (v) Seller has not incurred any debt for borrowed money (other than borrowings in the ordinary course of Summers' business to fund normal operations (x) after October 31, 1993 pursuant to the line of credit listed in part (j) of Schedule 4.5 hereto (which have not exceeded $15 million at any time outstanding) or (y) from an Affiliate of BTR as part of BTR's U.S. cash management system); (vi) Summers has not repaid any debt or satisfied any liabilities, except for the repayment of debt permitted to be incurred under the preceding clause (v) and the payment of other liabilities, in each case in the ordinary course of Summers' business consistent with Summers' past practice; (vii) there have been no destructions or material damages, whether or not fully covered by insurance, of or to any properties or assets used or held for use by Summers in the conduct of the Businesses having a book value, individually or in the aggregate, of greater than $100,000; (viii) neither Seller, Summers nor BTR has received written notice that any party to any Summers Contract intends to cancel or terminate any of such agreements or to exercise or not exercise any options thereunder;
(ix) the operations and business of Summers have been conducted only in the ordinary course consistent with past practice (except for the execution of this Agreement); (x) Summers has not taken any action outside of the ordinary course of business that would increase cash collected prior to the Closing, defer accrual or payment of liabilities until after the Closing or have a material effect on the Closing Net Asset Value, 1993 PBIT or 1994 PBIT; and (xi) there has been no event or condition that has had a Material Adverse Effect on Summers.

               (e) Summers is not, and during the periods covered by the Financial Statements Summers was not, engaged in any business other than the Businesses.

               (f) To the knowledge of Summers, Seller and BTR, as of the Closing, Summers will have no contingent liabilities, other than liabilities for which full provision has been made on the Closing Balance Sheet, liabilities with respect to litigation listed in Schedule 4.6 hereto and liabilities and obligations under Summers Contracts (excluding liabilities and obligations under Summers Contracts that under U.S. GAAP should have been accrued or reserved for on the Closing Balance Sheet but are not or that are inconsistent with any representation or warranty of Summers, Seller and BTR contained in or made pursuant to this Agreement). The bonds listed in Annex
4.5 J to Schedule 4.5 hereto are for the business purposes of Summers and are not for the benefit of BTR or any of its Affiliates other than Summers.

               (g) Attached as Schedule 4.3(g) hereto are (i) consolidated balance sheets of BTR as of December 31, 1992 and 1991, (ii) the related consolidated statements of income, stockholder's equity and cash flows for each of the one year periods then ended (collectively, including the notes thereto, the "BTR Financial Statements"). The BTR Financial Statements are in accordance with the books and records of BTR and its consolidated Subsidiaries, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods covered thereby and present fairly in all material respects the financial position, results of operations and cash flows of BTR and its consolidated Subsidiaries as of the dates and for the periods indicated. Since December 31, 1992, there has been no event or condition that has had a Material Adverse Effect on BTR and its consolidated Subsidiaries.

          4.4 Assets. The Assets constitute all the assets that are used or held for use by Summers in connection with the Businesses as now conducted and, except for contemplated additions of inventory and other assets in the ordinary course of business, include all assets the use or benefit of which are reasonably necessary for the performance of any Summers Contract and the conduct of the Businesses as now conducted. No assets of Seller, BTR or any of their Affiliates (other than Summers) are used or held for use in the conduct of the Businesses.

               (a) Title. Summers has good and marketable (and, in the case of Real Property, insurable) title to all the Assets (other than Assets leased to Summers pursuant to Contracts listed in part (b) of Schedule 4.5 hereto or pursuant to a Routine Contract), and the Assets are free and clear of all Liens, except (i) any Liens created by Buyer, (ii) liens for current taxes not yet due and payable, (iii) ordinary utility easements, zoning, building and use restrictions, (iv) mechanic's, materialmen's, landlord's and other similar liens arising in the ordinary course of business securing payments not yet due and payable, (v) such other Liens as are set forth in Schedule 4.4(a) hereto and that (individually or in the aggregate) do not adversely affect any Asset or interfere with the conduct of the Businesses as now conducted. No other

Person has any right to the use or possession of any of the Assets, except as set forth in Schedule 4.4(a) hereto. No financing statement under the Uniform Commercial Code with respect to any of the Assets has been filed in any jurisdiction and Summers has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except as set forth in Schedule 4.4(a) hereto.

               (b) Real Property. Schedule 4.4(b) hereto sets forth an accurate list of all parcels of land included in the Real Property, wherever located, used or held for use in the conduct of the Businesses, including, with respect to each such parcel of Real Property, (i) a full legal description thereof, including metes and bounds or lot and block and (ii) its street address. Schedule 4.5 includes a true and correct summary of all Contracts ("Real Property Leases") for the use or occupancy by Summers of real property, including fixtures, buildings, improvements, appurtenances, easements and rights of way. The term "Property" shall mean all Real Property referred to in the first sentence of this Section 4.4(b) and all property and rights leased, used or held for use by Summers pursuant to a Real Property Lease. Except as disclosed on Schedule 4.4(b) hereto, all Property is in reasonably satisfactory condition and conforms with all applicable building, zoning, environmental, land use and other laws, ordinances, codes, orders and regulations and the use of such Property conforms with such laws, ordinances, codes, orders and regulations. All necessary or appropriate occupancy and other certificates and Permits for the lawful use and occupancy by Summers of the Property and the equipment thereon have been issued. All notes or notices of violations of law, ordinances, codes, orders or regulations issued by any state, county, municipal or local department having jurisdiction against or affecting any of such Property have been complied with. All Property has access over currently utilized facilities and land (independent of any facilities or other property not owned by or leased to Summers) to all public roads and all utilities and other services (including railway sidings) necessary to the conduct of the Businesses carried out on Property and the same are in reasonably satisfactory and useable condition. No condemnation or eminent domain proceeding against or affecting all or any portion of any Property is pending or, to the knowledge of Seller, Summers and BTR, threatened. No Person has any right (absolute or contingent, including rights of first refusal) to acquire any interest in any Real Property. No Person (other than Summers) is in possession of (or has any right, absolute or contingent, to possess superior to Summers' right to possess) all or any portion of the Property, except for lessor's right under any Real Property Lease to retake upon termination of such Real Property Lease the Property leased to Summers thereunder. The lessor and the lessee under each Real Property Lease have completed all improvements and other work required to be performed by them thereunder. Except as set forth in Schedule 4.4(b), there are no disputes with, or notices from, the lessor under any Real Property Lease that have not been fully resolved and satisfied.

               (c) Machinery and Equipment. Schedule 4.4(c) hereto sets forth an accurate summary as of September 30, 1993, of the major categories of all machinery, equipment, computer hardware, fixtures, tools, furniture, spare parts, supplies, vehicles and other fixed assets ("Machinery and Equipment") wherever located, used or held for use by Summers in the conduct of the Businesses, including book value as of, and book accumulated depreciation through, September 30, 1993 of each such category. The Machinery and Equipment included in the Assets include such spare or replacement parts as are necessary in order to permit the conduct of the Businesses without material interruption. The Machinery and Equipment included in the Assets are in reasonably satisfactory working order, are free from any material defects and have been maintained in a reasonably satisfactory manner, and no repairs, replacements or regularly scheduled maintenance relating to such Machinery and Equipment have been materially deferred.

               (d) Bank and Securities Accounts. Schedule 4.4(d) hereto sets forth an accurate list of all banks or other financial institutions with which Summers has an account or maintains a safe deposit box, including the account number for each such account and the names of the individuals authorized to act as signatories thereon or to act or deal in connection therewith.

               (e) Inventories. Summers' LIFO reserve and reserve for slow moving, defective and obsolete inventory as of December 31, 1992, determined in accordance with U.S. GAAP and as reflected in the 1992 Financial Statements, was $8,897,000 and $934,000, respectively. There have been no acquisitions or dispositions of inventory by Summers since December 31, 1992, except in the ordinary course of business, except as disclosed in Schedule 4.3(d) hereto.

               (f) Accounts Receivable. Schedule 4.4(f) contains a summary statement as of September 30, 1993, indicating the aging of all outstanding accounts and notes receivable of Summers.

               (g) Computer Software. Schedule 4.4(g) hereto sets forth an accurate list as of the date of this Agreement of all computer software and programs ("Software") used or held for use by Summers in connection with the conduct of the Businesses.

          4.5 Contracts. Schedule 4.5 hereto sets forth an accurate list of all Contracts (other than Routine Contracts and Purchase Orders) of categories
(a) through (n) of Schedule 4.5 (collectively, and together with Routine Contracts and Purchase Orders, "Summers Contracts"). Summers has at or prior to the date of this Agreement furnished to W&G true and complete copies of all Summers Contracts listed in Schedule 4.5 hereto, as in effect on the date of this Agreement. Except as expressly indicated in Schedule 4.5, Schedule 4.4(b) and Schedule 4.6 hereto, neither Summers nor, to Summers' knowledge, any other party to any Summers Contract is in default or, to Summers' knowledge, is claimed to be in default in complying with any material provision of any Summers Contract or has committed or permitted any event which, with notice or the passage of time or both, would constitute such a default; and each Summers Contract is in full force and valid and binding upon Summers and (to its knowledge) upon any other parties thereto, except that Purchase Orders are subject to cancellation. The Routine Contracts (excluding purchases from suppliers of inventory in the ordinary course of business and Real Estate Leases) will not require the expenditure by Summers after the Closing of more than $1,000,000 in the aggregate.

          4.6  Litigation; Compliance with Law.  Except as disclosed in
Schedule 4.6 hereto, there is no action, suit or proceeding pending or, to Seller's, Summers' and BTR's knowledge, threatened against or affecting Summers, the Businesses or Assets. The liabilities and expenses arising from the litigation referred to in Schedule 4.6 hereto under the captions Don Thomas
v. Glasco Electric et al., Kenneth Little and Donna Little v. Glen Tracy and Glasco Electric Company, and Johanna Rizzuto v. Walter Brown et al. Summers Electric are covered by insurance. To the knowledge of Seller, Summers and BTR, no investigation or review by any governmental entity with respect to Summers, the Businesses or Assets is pending or threatened. The Businesses are being conducted in accordance with all applicable laws, ordinances, codes, rules, standards, regulations, decrees or orders of any court or governmental entity and other requirements of all governmental, administrative or judicial entities (collectively, "Legal Requirements") applicable to Summers or any of the Businesses or Assets. Summers holds, and is in compliance with, all Permits required by all applicable Legal Requirements. To the knowledge of Seller, Summers and BTR, no event has occurred and is continuing that permits, or after notice or lapse of time or both would permit, any modification or termination of any such Permit. Summers (i) has not received any written notice asserting any noncompliance with any Legal Requirement or Permit, (ii) is not subject to any Legal Requirement or Permit, which if enforced against or complied with by Summers, could have a Material Adverse Effect, and (iii) has no knowledge of any Legal Requirement proposed or under consideration, which, if effective, could have a Material Adverse Effect. For purposes of Section 4.6, Legal Requirements and Permits exclude Environmental Laws and Environmental Permits.

          4.7  Taxes.

               (a) Seller Parent is the common parent of the affiliated group ("Seller's Affiliated Group"), as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Summers is a member. Summers or its predecessors have been included in consolidated federal income tax returns filed by Seller Parent or other Affiliates of BTR for the taxable year ending December 31, 1983 and all subsequent years. Except as disclosed in
Schedule 4.7 hereto, Summers has not been included in any state, local, or foreign consolidated, combined or unitary Income Tax Returns for any period with respect to which the applicable statute of limitations has not expired.

               (b) Summers, the Subsidiaries of Summers, and any consolidated, combined or unitary group of which Summers or any Subsidiary of Summers is or was a member have timely filed all returns, estimates and reports with respect to Taxes ("Tax Returns") which are required to be filed, and all Taxes shown to be due on such Tax Returns have been timely paid. As of the Closing Date, Summers and the Summers Subsidiaries will have no liability for Taxes other than Taxes for which full provision has been made on the Closing Balance Sheet and other than Income Taxes. Except as disclosed in Schedule 4.7 hereto, neither Summers nor any Subsidiary of Summers has in effect any waiver or extension of any statute of limitations with respect to Taxes.

               (c) No property of Summers or any Subsidiary of Summers is subject to a tax benefit transfer lease subject to the provisions of former
Section 168(f)(8) of the Internal Revenue Code of 1954.

               (d)  Seller is not a foreign person subject to withholding under
Section 1445 of the Code and the regulations promulgated thereunder, and certification to that effect will be delivered to Buyer at the Closing.

               (e) Summers and the Subsidiaries of Summers have complied with all applicable laws, rules and regulations relating to information reporting with respect to payments made to third parties and the withholding of and payment of withheld Taxes and have timely withheld from employee wages and other payments and paid over to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws.

               (f) There is no pending claim of which Summers or any of its Affiliates has received notice by any authority in any jurisdiction in which Summers or any Subsidiary of Summers does not pay Taxes or file Tax Returns that Summers or any Subsidiary of Summers is required to pay Taxes or file Tax Returns.

               (g)  Seller Parent is eligible to make the Election described in
Section 6.16(d).

               (h) For purposes of this Agreement, "Taxes" shall mean all taxes, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes and customs duties of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts relating thereto, imposed by any governmental authority (domestic or foreign).

          4.8  Employee Benefits.

               (a)  Set forth in Schedule 4.5 hereto is an accurate list of:

                      (i) each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and

                      (ii) any other benefit plan, arrangement or policy, including, without limitation, any stock option, stock purchase, sick leave, vacation pay, holiday pay, employee loan, educational assistance, incentive or bonus plan, policy or arrangement or any employment, indemnification, consulting or severance plan, policy or agreement, covering current or former employees or directors of Summers or any Subsidiary of Summers, or with respect to which Summers or any Subsidiary of Summers has any liability, whether written or oral ("Benefit Plans", except that such term shall not include any plan identified on Schedule 4.8(e) hereto). Except as disclosed in Schedule 4.5 hereto, neither Summers nor any Subsidiary of Summers has made any commitment to create any additional Benefit Plan or to terminate or modify or change in any respect any existing Benefit Plan.

               (b) Summers has delivered to W&G prior to the date of this Agreement complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, and, with respect to each Benefit Plan, any related trust agreements, insurance contracts, collective bargaining agreements, the latest Internal Revenue Service ("IRS") determination letter, the last three annual reports on IRS Form 5500 or annual financial statements, the last three actuarial reports, and the most recent summary plan description or other employee handbook. Set forth in Schedule 4.8(b) hereto is a true and complete statement of (i) the names, current rates of base compensation and amounts of supplemental compensation of all officers and of other employees of Summers whose total compensation is expected to exceed $75,000 during 1993, and
(ii) the compensation from Summers of all sales agents, dealers or distributors of Summers listed in (g) of Schedule 4.5 hereto for the calendar year 1992 and first eight months of 1993.

               (c) Each Benefit Plan is and has been in substantial compliance, in form and operation, with all applicable laws and regulatory requirements, and has been administered substantially in accordance with its terms. Each Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code, and nothing has occurred since the date of such favorable determination letter which would adversely affect its tax-qualified status. Each trust of a Benefit Plan which is intended to be a voluntary employees' beneficiary association under Section 501(c)(9) of the Code ("VEBA") has received a favorable determination letter from the IRS as to its tax-qualified status under the Code, and nothing has occurred since the date of such favorable determination letter which would adversely affect its tax-qualified status.

               (d) Within the last seven years, neither Summers nor any Subsidiary of Summers has contributed to or had an obligation to contribute to any "single employer plan" within the meaning of Section 4001(a)(15) of ERISA.

               (e) Schedule 4.8(e) hereto identifies each "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and each health or welfare plan which is subject to Section 302 of the Labor Management Relations Act of

1947 to which Summers or its Subsidiaries contributes or has an obligation to contribute, and sets forth the number of covered employees, number of contribution base units, and amount of contributions for each of the last five years with respect to each such plan. To the knowledge of BTR, Seller, and Summers and its Subsidiaries, each such plan is in substantial compliance with all applicable laws and regulatory requirements, and no such plan is in reorganization, is insolvent, is in the process of terminating, or is a party to any pending merger or transfer of assets and liabilities. With respect to any such plan to which Summers or its Subsidiaries currently or formerly contributed or had an obligation to contribute: (x) neither Summers nor its Subsidiaries has incurred any withdrawal liability which has not been satisfied, and (y) Summers and its Subsidiaries have timely made all contributions required by the terms of the plan or any collective bargaining agreement. Neither Summers nor any Subsidiary of Summers has made any commitment to contribute to an additional multiemployer plan or, except as provided in a collective bargaining agreement, a copy of which has been provided to W&G, to increase, terminate or modify its contributions with respect to any multiemployer plan. Neither Summers nor any Subsidiary of Summers has ever contributed to or had an obligation to contribute to a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA.

               (f) No event has occurred and no condition exists with respect to any Benefit Plan which is reasonably expected to subject Summers, any Subsidiary of Summers, W&G, Buyer, or any of their employees, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty or for an excise tax, penalty tax or fine under the Code or ERISA, including, without limitation, liability for a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Benefit Plan or related trust is liable for any federal, state, local or foreign taxes. There are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) with respect to any Benefit Plan pending or threatened which could give rise to a material liability, and Summers has no knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course). No Benefit Plan is currently under investigation, audit or review by any governmental agency and, to the knowledge of Summers, no such investigation, audit or review is contemplated or under consideration.

               (g) No event has occurred nor does any condition exist with respect to any employee benefit plan or arrangement maintained, sponsored or contributed to by any entity which is treated as a single employer with Summers under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") which is reasonably expected to subject Summers, any Subsidiary of Summers, W&G, Buyer or any of their employees, directly or indirectly (through an indemnification agreement or otherwise), to liability, including, without limitation, liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA. Neither the execution of this Agreement nor the Closing will be a "reportable event" under
Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC")), with respect to any defined benefit plan maintained, sponsored or contributed to by an ERISA Affiliate.

               (h) All contributions and premium payments required to have been made under or with respect to any Benefit Plan have been timely made.

               (i) Schedule 4.8(i) hereto sets forth: (i) the amount of premiums paid by Summers with respect to current and former employees of Summers or any Subsidiary of Summers under any insured group health plan for each of the last two calendar years and eight months ending August 31, 1993; and (ii) the amount of claims paid by Summers or any Subsidiary of Summers with respect to current and former employees of Summers or any Subsidiary of Summers under any self-insured group health plan for each of the last two calendar years and eight months ending August 31, 1993. No Benefit Plan provides life, health or other welfare benefits to retirees or other terminated employees, other than continuation coverage mandated by Section 4980B of the Code or any state law requiring similar continuation coverage.

               (j) The execution and performance of this Agreement will not trigger or accelerate the payment or vesting, or increase the amount of compensation or remuneration (whether of severance pay or otherwise) due any employee, former employee, or director of Summers or any Subsidiary of Summers.

               (k) Each Benefit Plan covers only current or former employees or directors of Summers or any Subsidiary of Summers and their beneficiaries. Substantially accurate and complete records for each Benefit Plan have been maintained and are in the custody of Summers or a third party service provider retained by Summers.

          4.9 Labor Relations. Summers has paid or made provision for payment of all salaries and accrued wages and has complied with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes. Except as set forth in Schedule 4.9 hereto, no union or other collective bargaining unit has been certified or recognized by Summers as representing any of its employees. No more than 20 employees of Summers are represented by a union or other collective bargaining unit. There are no proceedings pending or, to the knowledge of Summers, threatened between Summers and any labor union or other collective bargaining unit representing any of such employees. Summers is not affected by any current or, to Summers' knowledge, threatened strike or other labor disturbance. To Summers' knowledge, no union not already recognized as a collective bargaining agent of Summers' employees is attempting to represent any of the Summers' employees as collective bargaining agent nor is any current collective bargaining agent attempting to represent any additional group of the Summers' employees.

          4.10 Environmental Matters.
               (a) Summers has obtained all permits, licenses and other authorizations that are required with respect to the ownership or occupancy of any Assets or the operation of the Businesses as currently conducted under any Environmental Laws (as hereinafter defined) (such permits, licenses and authorizations being hereinafter referred to as "Environmental Permits"), including all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes into the environment, including but not limited to ambient air, surface water, ground water, land surface or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes (which laws, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notices and demand letters issued, entered, promulgated or approved thereunder, all as currently in effect and applicable to Summers, the Assets or the Businesses, being herein referred to as "Environmental Laws"). Summers is in compliance in all material respects with all terms and conditions of all Environmental Permits required under the Environmental Laws, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. Summers has not received any written notice within the five years preceding the date of this Agreement alleging noncompliance by Summers or any Subsidiary of Summers with any Environmental Law.

               (b) There is no civil, criminal or administrative action, demand, claim, investigation, order, notice, or proceeding pending or, to the knowledge of Summers, threatened against Summers or any Subsidiary of Summers, under or relating in any way to the Environmental Laws.

               (c) Except as disclosed in Schedule 4.10 hereto, to the knowledge of Summers, Seller and BTR, there are no past or present events, conditions, circumstances or plans that interfere with or prevent compliance or continued compliance with respect to the Businesses or the Assets with the Environmental Laws, or that are reasonably expected to give rise to any common law or other legal liability or obligation with respect to the Businesses or the Assets, including, but not limited to, liability or obligation under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, industrial toxic or hazardous material, substance or waste. Without in any way limiting the foregoing, to the knowledge of Summers, Seller and BTR, no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined under CERCLA or any applicable similar state law) has occurred or is currently occurring in connection with the conduct of the business of Summers or any Subsidiary of Summers and there is no spill, deposit or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable similar state law) at, on, into, under or having originated from any facility of Summers or any Subsidiary of Summers. Except as disclosed in
Schedule 4.10 hereto, to the knowledge of Summers, Seller and BTR, the Assets do not include any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls that is now or ever has been leaking; any asbestos that is or reasonably may be anticipated to become in friable condition within the next five years; or any underground tank that contains petroleum products or any toxic or hazardous material, substance or waste, as those terms are defined in the Environmental Laws.

          4.11 Customers and Suppliers. Schedule 4.11 hereto contains an accurate list of (i) the dollar volume of products or services purchased by Summers from each of Summers' 25 largest suppliers of products and services during the year 1992 and first nine months of 1993 and (ii) the dollar volume of sales to each of Summers' 25 largest customers (in terms of sales and gross profits) of products and services during the year 1992 and the first ten months of 1993. Neither BTR, Seller nor Summers has received notice from any such customer or supplier that it does not intend to continue, or currently is contemplating ceasing, business dealings with Summers.

          4.12 Intellectual Property; Software; Technology. Summers owns or has valid, binding and enforceable rights to use all Intellectual Property and Software used or held for use by Summers in connection with the Businesses, without to the knowledge of Summers, Seller or BTR any conflict with the rights of others. Schedule 4.12 hereto contains an accurate list of all Intellectual Property owned by or licensed to Summers and any licenses or other agreements relating thereto. Except as set forth in Schedule 4.12 hereto, Summers has the sole and exclusive right to use the trademarks and trade names listed thereon, in each case free and clear of any Lien and subject to no interference or other contest proceeding. Summers has not received any notice from any other person challenging the right of Summers to use any Intellectual Property, Technology or Software owned or used by or licensed to Summers. Summers has not granted any outstanding licenses or other rights, and has no obligations to grant licenses or other rights, under, and neither Seller, BTR nor any of their Affiliates other than Summers has any rights in or to, any of the Intellectual Property, Technology or Software currently owned or used by or licensed to Summers. No claims have been made by Summers of any violation or infringement by others of the rights of Summers with respect to any Intellectual Property, Technology or Software of Summers, and Summers does not know of any basis for the making of any such claim. Summers has not violated or infringed any Intellectual Property or Technology rights of others.

          4.13 Transactions with Related Persons. Schedule 4.13 hereto contains an accurate description of all transactions involving more than $10,000 in any instance or series of related instances between Summers or any Benefit Plan of Summers, on the one hand, and Seller, BTR or any of their or Summers' respective Related Persons, on the other hand, that have occurred since December 31, 1990, or that have not been fully performed and discharged as of the date of this Agreement (whether under any of the Contracts listed in Schedule 4.5 hereto or otherwise) but excluding purchases and sales of inventory by Summers on terms substantially the same as those applicable to transactions with non-affiliated Persons and transactions involving the provision of employee benefits to employees in the ordinary course of business.

For purposes of this Agreement, a "Related Person" of a specified Person is (i) an Affiliate of the Person specified, (ii) a director or officer of any of the foregoing, (iii) a spouse, parent, sibling, child, mother-or father-in-law, son- or daughter-in-law, or brother-or sister-in-law of any of the foregoing, and
(iv) any trust or other estate in which any of the foregoing has a substantial beneficial interest or as to which any of the foregoing serves as trustee or in a similar fiduciary capacity.

          4.14 Capital Stock of Summers.

               (a) The authorized capital stock of Summers consists of 20,000 shares of common stock, par value $1.00 per share, of which 10,000 shares are issued and outstanding. No shares of capital stock of Summers are held in the treasury of Summers. The Shares constitute all of the issued and outstanding capital stock of Summers. Seller is the sole record owner, and BTR plc is the sole beneficial owner, of the Shares. There is no security, option, warrant, call, subscription or other right, commitment or understanding of any nature whatsoever, fixed or contingent, to which Seller, Summers or BTR is bound or subject (other than this Agreement) that, directly or indirectly, (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of Summers, or any securities convertible into or other rights to acquire any shares of capital stock of Summers, (ii) obligates Summers to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of any shares of such capital stock. Other than this Agreement, there are no agreements relating to ownership, transfer or other rights with respect to the Shares.

               (b) Seller has, and upon transfer of the Shares at the Closing Buyer will have, good and marketable title to the Shares, free and clear of all Liens (subject to restrictions on resale arising under the Securities Act of 1933). The Shares have been duly and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive right of shareholders or any federal or state securities law.

          4.15 Investment. Seller will be acquiring the Purchase Price Notes for investment for its own account and not with a view to public distribution.


          5.   REPRESENTATIONS AND WARRANTIES OF BUYER AND W&G.

          Buyer and W&G hereby jointly and severally represent and warrant to Summers, Seller and BTR that:

          5.1 Organization. Buyer is a corporation duly organized and validly existing in good standing under the laws of Delaware. W&G is a corporation duly organized and validly existing in good standing under the laws of New York.

          5.2 Authority; Binding Effect. Each of Buyer and W&G has the corporate power and authority to execute and deliver this Agreement and the other instruments and documents required or contemplated by this Agreement to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein. Such execution, delivery, performance and consummation do not and will not (i) contravene any provision of the certificate of incorporation or by-laws of Buyer or W&G, (ii) subject to obtaining waivers, consents or amendments under the Revolving Credit Agreement and the Note Agreement, contravene or conflict with, result in a breach of or loss of benefits to W&G, Buyer or any other Subsidiary of W&G under, require any consent, approval or waiver of any party (other than W&G and Buyer) to, or entitle any party (with notice or the passage of time or both) to terminate, accelerate any obligation under, materially alter the terms of or call a default with respect to, any agreement or instrument to which W&G, Buyer or any other Subsidiary of W&G is party or by which any of its properties or assets are bound (other than the consent of Compagnie de Distribution de Materiel Electrique, which consent has been obtained), (iii) result in the creation of a Lien upon such properties or assets, (iv) result in any violation by W&G, Buyer or any other Subsidiary of W&G of any law, rule or regulation applicable to it, (v) violate or require any consent or approval under any judgment, injunction or decree of any court or governmental authority applicable to W&G, Buyer or any other Subsidiary of W&G or (vi) except for the applicable filing requirements of the HSR Act and the Securities Exchange Act of 1934, require any consent or approval of or notice to or filing, registration or qualification with, any court or governmental authority. This Agreement has been duly authorized by all necessary corporate action of each of Buyer and W&G, duly executed by each of Buyer and W&G and constitutes, and such other instruments and documents required or contemplated by this Agreement to be executed and delivered by Buyer or W&G will be duly executed by it as so required or contemplated and when so executed will constitute, its valid and binding obligation enforceable against it in accordance with the terms hereof and thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

          5.3 Financial Statements and SEC Reports. W&G has delivered to BTR prior to the date of this Agreement true and complete copies (excluding exhibits) of its Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 and December 31, 1991 and its Quarterly Reports on Form 10-Q for the quarters ending March 31, June 30 and September 30, 1993, in each case in the form filed by W&G with the Securities and Exchange Commission (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of W&G included in the SEC Reports were prepared in conformity with U.S. GAAP applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report of the independent public accountants of W&G), and present fairly in all material respects the consolidated financial position, results of operations and cash flows of W&G and its consolidated Subsidiaries as of the dates and for the periods indicated, except that the financial statements included in such Quarterly Reports were prepared in accordance with the rules of the Securities and Exchange Commission applicable to interim financial statements and are subject to normal year-end adjustments.

          5.4 Investment. Buyer will be acquiring the Shares for investment for its own account and not with a view to public distribution.

          5.5 Financing. W&G has received and furnished to Seller and BTR accurate and complete copies of a commitment letter (the "Commitment Letter") dated November 18, 1993 from NationsBank of Florida, N.A. (the "Lender"), pursuant to which the Lender has committed, subject to the terms and conditions thereof, to lend W&G $90,000,000, (such financing being hereinafter referred to as the "Financing"). The aggregate proceeds of the Financing will be in an amount sufficient to pay the cash required to be paid to Seller pursuant to
Section 3.1. W&G knows of no fact or circumstance that is likely to result in the conditions, if any, set forth in the Commitment Letter not being satisfied.

          5.6 Absence of Certain Changes. Since September 30, 1993, there has not been any event or condition that has had a Material Adverse Effect on W&G and its Subsidiaries, considered as a whole.

          6.   COVENANTS.

          The parties covenant and agree as follows:

          6.1  Access.  Between the date hereof and the Closing, Summers shall:
(i) promptly after request by W&G, afford the officers, employees, auditors, attorneys and other authorized representatives of Buyer or W&G reasonable access during normal business hours to any and all premises, properties, personnel, files, books, records, documents and other information (excluding Accountants Proprietary Information) of Summers; (ii) make available for inspection and copying by Buyer or any such representatives of Buyer or W&G true and complete copies of any documents relating to the foregoing; and (iii) on as frequent and timely a basis as is practicable, furnish regularly prepared management reports and other business and financial information with respect to Summers, Seller or BTR that may be reasonably requested by Buyer.

          6.2 Public Announcements. Neither Summers, Seller nor BTR, without the consent of W&G, nor Buyer nor W&G, without the consent of BTR, shall (and each of them shall cause their respective Affiliates and agents not to), prior to the Closing, issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law or applicable stock exchange requirements, in which case such party shall give advance notice to the other parties. Promptly following the execution and delivery of this Agreement, Summers and Buyer will cooperate in issuing joint statements to suppliers, customers and employees of Summers.

          6.3 Conduct of Business of Summers Prior to the Closing. Summers, Seller and BTR agree that, during the period from the date hereof to the Closing, except as specifically consented to or approved by W&G in writing or as specifically permitted by this Agreement, the business and operations of Summers shall be conducted only in the ordinary course and in a manner consistent with past practice.

               (a) Without limiting the generality of the foregoing, (i) Summers, Seller and BTR shall not take any action that would be inconsistent with the representations and warranties contained in clauses (i) through (xi) of Section 4.3(d) being true and correct as of the Closing, and (ii) in general, Summers, Seller and BTR shall not take any action that would result in a failure to meet the condition contained in Section 7.1.

               (b) From the date hereof to the Closing, Summers shall use its best efforts to preserve the business organization of Summers intact, to keep available to Summers the current services of its employees and to preserve for Summers the goodwill of Summers' suppliers, customers and others with whom a business relationship exists; provided, however, that nothing shall permit Summers to pay any dividends or make any distributions on its capital stock, dispose of any assets, make or agree to make any increase in compensation, or take any other action with respect to employees, suppliers or customers, in any such case that is inconsistent with current policies and practices of Summers or with any other provisions of this Agreement.

          6.4 Consents. Summers will use its best efforts to obtain the consents of other parties required for the consummation of the transactions contemplated hereunder or which if not obtained could constitute a Contract Default.

          6.5 Title Insurance. At or prior to the Closing, Seller shall deliver to Buyer such instruments and documents, including affidavits, certificates and indemnities to title companies, as may be required to remove title exceptions and enable Buyer to obtain policies of title insurance with respect to the Real Property on such forms and with such endorsements (including, without limitation, non-imputation endorsements satisfactory to Buyer), with such modifications provided for, and in such amounts, as Buyer shall reasonably require.

          6.6 Release. As of the Closing, BTR and Seller agree that Summers shall be released and discharged from any and all liabilities and obligations, fixed or contingent, known or unknown, to BTR, Seller or any of their respective Affiliates arising, or attributable to any act or failure to act, at any time prior to the Closing (excluding liabilities attributable to purchases of inventory by Summers in the ordinary course of its business on terms available from non-Affiliates), and Seller and BTR shall execute and deliver to Buyer at the Closing a release in the form of Exhibit B hereto. After the Closing, W&G and BTR shall use their best efforts (i) to release BTR from its guarantee of the line of credit of Summers listed in part (j) of Schedule 4.5 hereto and (ii) to replace the bonds listed in Annex 4.5 J to Schedule 4.5 hereto or to obtain a release of BTR from all liabilities under its guaranty thereof.

          6.7 HSR Act. BTR and W&G each shall (a) file as promptly as practicable with the Department of Justice and the Federal Trade Commission the notification and report form, if any, required for the transactions contemplated hereunder by the HSR Act, requesting early termination of the waiting period thereunder, and (b) respond promptly to inquiries, if any, from the Federal Trade Commission or the Department of Justice in connection with such filings. W&G shall pay the filing fees in connection with the filings required by the HSR Act.

          6.8  Notification of Certain Matters.

               (a) Between the date hereof and the Closing, Summers, Seller and BTR shall give prompt notice in writing to W&G of: (i) any information that indicates that any representation or warranty of Summers, Seller and BTR contained in this Agreement was not true and correct as of the date of this Agreement or will not be true and correct as of the Closing, (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Articles 7 or 8 hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement (other than those consents indicated as required in Schedule 4.5 hereto), and (iv) any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Summers Contract.

               (b) Between the date hereof and the Closing, W&G and Buyer shall give prompt notice in writing to Seller of: (i) any information that indicates that any representation or warranty of W&G and Buyer contained in this Agreement was not true and correct as of the date of this Agreement or will not be true and correct as of the Closing, (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Articles 7 or 8 hereof, and (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement (other than those consents indicated as required in Section 5.2 hereto).

          6.9 Expenses. Each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

          6.10 Non-Solicitation of Transactions. From and after the date hereof until the earlier of the Closing and termination of this Agreement,

Summers, Seller and BTR shall not, and shall cause their respective Affiliates (including their respective directors, officers, employees and advisors) not to, solicit, encourage or initiate any offer or proposal from, or engage in any discussions or negotiations with, or provide any information to, any Person or group, other than Buyer, W&G and their respective Affiliates (including their respective directors, officers, employees and advisors), concerning a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets of, or any equity interest in, Summers (any such transactions being referred to herein as an "Acquisition Transaction"), and Summers, Seller and BTR shall not, and shall cause their respective Affiliates (including their respective directors, officers, employees and advisors) not to, accept any proposal with respect to any Acquisition Transaction. If Summers, Seller, BTR or any of their respective Affiliates (including their respective directors, officers, employees and advisors) shall receive any proposal with respect to any Acquisition Transaction, Summers, Seller or BTR shall immediately communicate to Buyer and W&G the terms of such proposal.

          6.11 Non-Competition. BTR agrees that it shall not and that it shall cause its Affiliates not to, prior to the fifth anniversary of the Closing Date (the "Non-Compete Period"), directly or indirectly, individually or for, with or through any other Person (which shall be deemed to include any equity participation in any other Person), compete with Buyer or any subsidiary or other Affiliate of Buyer or any of its or their successors or assigns of the business conducted at the Closing by Summers (collectively, "Non-Compete Parties"), with respect to the business of distributing electrical parts and supplies in any state in the United States in which any Non-Compete Party is engaged in such business ("Restricted Operations"); provided, however, that nothing herein shall be construed to prevent BTR from owning, as an investment, up to 10% of a class of equity securities issued by any competitor of any Non-Compete Party that is publicly traded and registered under Section 12 of the Securities Exchange Act of 1934; and provided further, however, that nothing in this Agreement shall prohibit the acquisition by BTR or any of its Affiliates of any equity interest or similar financial interest in, or control of, a diversified company having not more than 10% of its total assets (based on its most recently prepared annual financial statements prior to the acquisition) attributable to Restricted Operations, as long as BTR or the Affiliate divests the Restricted Operations of the diversified company within two years after the acquisition. The parties intend that the covenant contained in the preceding sentence shall be construed as a series of separate covenants, one for each county and city included within each state or other jurisdiction and, except for geographic coverage, each such separate covenant shall be deemed identical. The parties agree that the covenants deemed included in this Section are, taken as a whole, reasonable in their geographic scope and their duration and no party shall raise any issue of the reasonableness of the scope or duration of the covenants in any proceeding to enforce any such covenants. If, in any judicial proceeding, a court shall refuse to enforce any separate covenant, then the unenforceable covenant shall be modified in order to make it acceptable to the court and enforced accordingly, or, if necessary, deemed eliminated to the extent necessary to permit the remaining separate covenants to be enforced.

          6.12 Non-Solicitation of Employees. Seller and BTR agree that, until the end of the Non-Compete Period, neither Seller, BTR nor any of their respective Affiliates will, directly or indirectly, (i) influence or attempt to influence any Person employed by Summers to leave Summers' employ, or (ii) employ any Person who was employed by Summers at any time within one year prior to the time of such employment with Seller, BTR or any of their respective Affiliates.

          6.13 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts at its own expense and in compliance with applicable law to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of Seller and Buyer, as appropriate, shall take all such action.

          6.14 Financing. W&G shall use its best efforts to obtain the Financing required to effect the transactions contemplated by this Agreement and shall pay all related fees and expenses. W&G will promptly deliver to Seller and BTR accurate and complete copies of all final documentation relating to the Financing received by it or any of its Affiliates after the date of this Agreement. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, W&G shall, upon learning thereof, promptly so advise Seller and BTR and use its best efforts to obtain alternative financing from other sources. Without limiting the generality of the foregoing, W&G shall use its best efforts to satisfy on or before the Closing all requirements of the Lender which are conditions to closing the Financing referred to in the Commitment Letter. The obligations contained in this Section are not intended, nor shall they be construed, to benefit or confer any rights upon any person other than the parties hereto.

          6.15 Post-Closing Operations. During the period from and after the Closing to and including December 31, 1994, except as specifically consented to or approved by Seller or BTR in writing or as permitted under Schedule 1.1 hereto:

               (a) Summers shall conduct its business and operations only in the ordinary course and in a manner consistent with past practice of Summers (except to the extent that any such past practice would breach a representation or warranty of Summers, Seller and BTR made in or pursuant to this Agreement).

               (b) Summers will use its best efforts to preserve and maintain its business and properties and to maintain the profitability of Summers.

               (c) Summers will not engage in any business other than the distribution of electrical parts and supplies.

               (d) Summers will not consolidate with or merge into any Person or transfer all or substantially all of its assets to any Person.

               (e) Summers will not transfer any of its branch operations or customer accounts to W&G or any of W&G's Affiliates and Summers will not acquire from W&G or any of its Affiliates any branch operations or customer accounts.

               (f) Summers will not make any strategic business decision the main purpose of which is to reduce PBIT during 1993 or 1994.

               (g) W&G will cause a senior executive of BTR plc designated by BTR plc to W&G to be elected as a director of Summers.

          6.16 Taxes.
               (a) Seller will cause to be duly prepared and timely filed all consolidated, unitary, or combined federal, foreign, state and local Income Tax Returns of any group in which Seller or any of its Affiliates and Summers are included (any such group being referred to herein as a "Seller Group") for all taxable periods of Summers ending on or before the Closing Date. Seller will cause Seller Parent to include Summers in the Seller's Affiliated Group's consolidated federal Income Tax Returns for all taxable periods of Summers ending on or before the Closing Date. Seller will cause Seller Parent to include Summers in any other consolidated or combined basis filing for any taxable period of Summers ending on or before the Closing Date as Seller Group shall require. Seller will pay, and will indemnify and hold harmless on a Net After-Tax Basis Summers, Buyer and Buyer's Affiliates from and against, any Income Taxes imposed upon any Seller Group for any taxable period, including any such Income Taxes imposed as the result of the deemed asset sale pursuant to the Election made pursuant to Section 6.16(d) (and any comparable election under state or local tax law).

               (b) Seller will cause to be prepared and filed all Income Tax Returns other than those described in Section 6.16(a) above required to be filed by Summers for periods ending on or prior to the Closing Date ("Pre-Closing Separate Returns"). Seller will pay, and will indemnify and hold harmless on a Net After-Tax Basis Summers, Buyer and Buyer's Affiliates from and against, any Income Taxes imposed on Summers other than those described in
Section 6.16(a) above attributable to periods ending on or prior to the Closing Date, including any such Income Taxes imposed as the result of the deemed asset sale pursuant to the Election made pursuant to Section 6.16(d) (and any comparable election under state or local tax law).

               (c) Seller will cause to be prepared and filed all Income Tax Returns required to be filed by Summers for periods ending after the Closing Date that include the Closing Date ("Straddle Periods"); provided, however, that Buyer shall cause to be prepared and filed any such Income Tax Return if the Closing Date is after December 31, 1993. Buyer will cause Summers to pay, and will indemnify and hold harmless on a Net After-Tax Basis Seller and its Affiliates from and against, any Income Taxes imposed upon Summers for any such taxable period; except that Seller will reimburse Buyer for, and will indemnify and hold harmless Summers, Buyer and Buyer's Affiliates from and against, the amount of Income Taxes attributable to the portion of the Straddle Period ending on the Closing Date (the "Pre-Closing Period") that would be reflected on Income Tax Returns of Summers for the Pre-Closing Period, assuming that the books of Summers were closed as of and including the Closing Date and such Income Tax Returns were permitted in respect thereof ("Pro Forma Returns"), including any such Income Taxes imposed as the result of the deemed asset sale pursuant to the Election made pursuant to Section 6.16(d) (and any comparable election under state or local tax law).

               (d) Buyer and Seller Parent will jointly make an election pursuant to Sections 338(g) and 338(h)(10) of the Code (the "Election") and any comparable election under state or local tax laws with respect to the purchase by Buyer of the Shares. Seller, Buyer, and their respective Affiliates will cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect a timely Election in accordance with the provisions of Temporary Treasury Regulation Section 1.338(h)(10)-1T (and any comparable provisions of state or local tax law) or any successor provisions. Seller, Buyer, and their respective Affiliates will report the sale of the Shares pursuant to this Agreement consistent with the Election (and any comparable elections under state or local tax laws) and will take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority or otherwise. For purposes of this Section 6.16, any election under state or local tax law which is comparable to the election under Section 338(g) of the Code (whether or not such election is comparable to the election under Section 338(h)(10) of the Code) shall be considered to be comparable to the Election. Buyer and Seller shall endeavor in good faith to agree upon the allocation of the "adjusted grossed-up basis" and the "deemed sales price" (as such terms are defined in Section 338 of the Code and the Treasury Regulations thereunder) among the assets of Summers (the "Allocation"). If Buyer and Seller are not able to agree upon the Allocation within 60 days after the Closing, the Allocation shall be determined by an appraisal firm selected by Buyer and reasonably acceptable to Seller. The costs and expenses for the services of such appraisal firm shall be borne by Buyer. The parties hereto shall reflect the Allocation in all Tax Returns. Seller shall cause Seller Parent and its other Affiliates to take any actions necessary in order to effect the Election (and any comparable elections under state or local tax laws) and to comply with the provisions of this Section 6.16(d).

               (e) Seller will be entitled to retain, or receive prompt payment from Buyer or Summers of, any refund or credit for overpayment of taxes attributable to any Seller Group Taxes, Pre-Closing Separate Returns or, in the case of Income Taxes subject to Section 6.16(c), the Pre-Closing Period, plus any interest received with respect thereto from the relevant taxing authorities; provided, however, that Seller will not be entitled to, and will promptly pay over to Summers, any refund or credit resulting from a carryback attributable to Summers arising in a period after the Closing.

               (f) Buyer will promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened audit or assessment with respect to Taxes for which Seller would be required to pay or indemnify Buyer or any of its Affiliates pursuant to Sections 6.16(a), 6.16(b) or 6.16(c), but any failure to so notify Seller shall not relieve
Seller from any liability it may have to Buyer under this Section 6.16, except to the extent that Seller is prejudiced by the failure to give such notice. Seller will have the sole right to represent the Seller Group's interest in any audit, administrative or court proceeding relating to Seller Group Taxes or Pre-Closing Separate Returns, except that Seller may not settle or compromise any such proceeding without Buyer's consent, not to be unreasonably withheld, if the settlement or compromise could adversely affect the liability of Buyer or Summers for Income Taxes for periods after the Closing. Seller will have the right to participate at its expense in any audit, administrative or court proceeding relating to Straddle Periods.

               (g) After the Closing Date, each of Buyer and Seller shall (i) furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books, records and personnel) and assistance as is reasonably requested for the preparation and filing of any Tax Return or related document, for the preparation for any tax audit and for the prosecution or defense of any claim, suit or proceeding relating to Taxes and (ii) use reasonable efforts, upon request, to obtain any certificate or other document from any taxing authority, customer or any other person as may be necessary to mitigate, reduce or eliminate any taxation that would otherwise be imposed, provided that neither Seller nor Buyer shall be required to take any action under the preceding provisions of this paragraph that is inconsistent with another tax position being taken by such party. So long as Seller is exercising its rights hereunder to control the preparation of any Tax Returns and the conduct of any proceedings with respect to the Taxes in question, neither Buyer nor any of its Affiliates shall, without Seller's permission, take any position in relation to its assets or activities in respect of tax periods for which Buyer would be entitled to make a claim against Seller under the provisions of this Agreement which is inconsistent with the tax position previously taken by Seller, except to the extent that there is no reasonable basis for continuing to maintain any such previous tax position as determined by Buyer by agreement with Seller, such agreement not to be unreasonably withheld. As part of the information required to be provided under the terms of this sub-clause, Buyer shall prepare or cause to be prepared by Summers the schedules (known as the BTR Group T-Schedules) containing the information necessary to prepare the consolidated tax return and to comply with tax accrual requirements.

               (h) As of the Closing, Summers will be released from any obligation with respect to any period under any tax sharing or tax allocation agreements between Summers and Seller or its Affiliates.

               (i) All provisions of this Section 6.16 which apply to Summers shall apply with equal force and effect to the Subsidiaries of Summers. All references in this Section 6.16 to Summers shall be deemed to include references to predecessors of Summers.

          6.17  Confidential Information.

               (a) W&G shall, and shall cause its Affiliates and their respective officers, employees, auditors, attorneys and other authorized representatives ("Representatives") to, hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law) all Summers Confidential Information (as defined below) and shall not disclose the same to any third party except as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby, including any due diligence review. If this Agreement is terminated, W&G shall promptly return to Summers, upon the reasonable request of Summers, all Summers Confidential Information furnished by Summers to W&G, including all copies and summaries thereof. As used in this
Section 6.17(a), "Summers Confidential Information" shall mean all information concerning Summers obtained by W&G from Summers, Seller or BTR or any of their Representatives in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public information, (ii) received from a third party not employed by or otherwise affiliated with Summers, Seller or BTR, (iii) which is or becomes known to the public, other than through a breach of this Agreement, or (iv) furnished to W&G for use in any governmental or regulatory filing.

               (b) BTR shall, and shall cause its Affiliates and their respective Representatives to, hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law) all Confidential Information (as defined below) and shall not disclose the same to any third party except as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby. As used in this Section 6.17(b), "Confidential

Information" shall mean all information concerning Summers or any of its Subsidiaries obtained by BTR or any of its Affiliates or any of their Representatives except information (i) ascertainable or obtained from public information, (ii) received from a third party not employed by or otherwise affiliated with Summers or any of its Subsidiaries, (iii) which is or becomes known to the public, other than through a breach of this Agreement or (iv) furnished to BTR for use in any governmental or regulatory filing.

          6.18 Remedial Action. Prior to undertaking any W&G Remedial Action, Summers shall consult with BTR with respect to its proposals for such W&G Remedial Action and shall provide to BTR such information concerning the W&G Remedial Action (including without limitation, cost estimates) and the Environmental Condition to which it relates as BTR shall reasonably request. Summers shall provide BTR a reasonable opportunity prior to undertaking any W&G Remedial Action to develop a proposal with respect to any such W&G Remedial Action at a cost less than that projected by Summers, and Summers will give reasonable consideration to any such proposal.


          7.   CONDITIONS TO OBLIGATIONS OF BUYER.

          The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer as provided herein except as otherwise required by applicable law:

          7.1 Representations and Warranties; Covenants. Each of the representations and warranties of Summers, Seller and BTR contained in this Agreement shall be true and correct as of the date of this Agreement and (having been deemed to have been made again at and as of the Closing in the same language) shall be true and correct as of the Closing; provided that, if there is a breach of any such representation or warranty as of any such date, this condition shall be deemed satisfied so long as the Losses reasonably expected from all such breaches would not exceed $25,000,000 in the aggregate. Each of the obligations of Summers, Seller and BTR required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Buyer shall have received certificates, dated the Closing Date and duly executed on behalf of Summers, Seller and BTR, to the effect that the conditions set forth in the preceding sentences have been satisfied.

          7.2 Opinion of Counsel. Buyer shall have been furnished with the opinion of Thompson & Knight, P.C., counsel to Summers, Seller and BTR, addressed to Buyer and W&G and dated the Closing Date, to the effect set forth in Schedule 7.2 hereto.

          7.3 Absence of Litigation, Damages, Changes. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect
(i) that prevents or delays the consummation of any of the transactions contemplated hereby to occur at the Closing or (ii) that would impose any material limitation on the ability of Buyer effectively to exercise full rights of ownership of the Shares. No action, suit, proceeding or investigation shall have been commenced (and be pending) by any governmental or regulatory entity seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages material to W&G in connection therewith.

          7.4 HSR Act. All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated.

          7.5 Financing. W&G shall have borrowed $60,000,000 pursuant to the Financing and shall have obtained the consent necessary under the Note Agreement to effect the transactions contemplated under this Agreement.

          7.6 Consent. Summers shall have delivered to W&G at or prior to the Closing the consent of Digital Equipment Corporation necessary to avoid a Contract Default, in form and substance satisfactory to W&G.


          8.   CONDITIONS TO OBLIGATIONS OF SELLER.

          The obligations of Seller required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by it as provided herein, except as otherwise provided by applicable law:

          8.1 Representations and Warranties; Covenants. Each of the representations and warranties of Buyer and W&G contained in this Agreement shall be true and correct as of the date of this Agreement and (having been deemed to have been made again at and as of the Closing in the same language) shall be true and correct as of the Closing; provided that, if there is a breach of any such representation or warranty as of any such date, this condition shall be deemed satisfied so long as the Losses reasonably expected from all such breaches would not exceed $25,000,000 in the aggregate. Each of the obligations of Buyer and W&G required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Seller shall have received a certificate, dated the Closing Date and duly executed on behalf of Buyer and W&G, to the effect that the conditions set forth in the preceding sentences have been satisfied.

          8.2 Opinion of Counsel to Buyer and W&G. Buyer shall have delivered to Seller an opinion of Hughes Hubbard & Reed, counsel to Buyer and W&G, addressed to Seller and BTR and dated the Closing Date, to the effect set forth in Schedule 8.2 hereto.

          8.3 Absence of Litigation. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect that prevents or delays the consummation of any of the transactions contemplated hereby to occur at the Closing.

          8.4 HSR Act. All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated.


          9.   CLOSING.

          The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall take place at the offices of Hughes Hubbard & Reed, One Battery Park Plaza, New York, New York at 10:00 a.m. on December 3, 1993, or, if the conditions set forth in Sections 7.3, 7.4, 7.5, 7.6, 8.3 and 8.4 shall not have been satisfied or waived on such day, then on the first Friday that is a Business Day to occur after the date on which such conditions shall have been satisfied or waived, or at such other place, time or date as the parties shall agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date".

          At the Closing, subject to the satisfaction or waiver of the conditions to its obligations set forth in this Agreement, Seller and Buyer shall make the following deliveries or such deliveries in substitution therefor as are satisfactory to the indicated recipient:

          9.1  Deliveries by Seller.  Seller shall deliver to Buyer:

               (a)  The certificate(s) representing the Shares, accompanied by
(i) stock powers duly executed in blank with all necessary stock transfer and other documentary stamps attached, and (ii) an irrevocable proxy in favor of Buyer with respect to all voting rights to which the Shares are entitled.

               (b) Resignations, effective as of the Closing Date, of John Thompson as an officer and director of Summers and its Subsidiaries.

               (c)  The stock book, minute books and corporate seal of Summers.

               (d) A certificate of an officer of each of Summers, Seller and BTR certifying (i) that attached to such certificate are true and correct copies of the Certificate of Incorporation, By-Laws or similar governing instruments of such company as in effect as of the Closing, (ii) that attached to such certificate are true and correct copies of resolutions duly adopted by the Board of Directors of such company (and, in the case of Seller, of its sole stockholder) authorizing the execution, delivery and performance of this Agreement by such company and that such resolutions are in full force and effect as of the Closing and (iii) the incumbency and signatures of the officers of such company who have executed this Agreement and the other instruments and documents delivered at the Closing on behalf of such company.

               (e) Certificates of good standing with respect to Summers, Seller and BTR from the Secretary of State of Delaware and, with respect to Summers, the other states listed in Schedule 4.1 hereto.

               (f) Such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Buyer in order to effect the transactions contemplated by this Agreement to occur at the Closing.

          9.2  Deliveries by Buyer.  Buyer shall deliver to Seller:

               (a)  Cash by wire transfer in the amount required by Section
3.1.

               (b)  The Purchase Price Note referred to in Section 3.1.

               (c) A certificate of an officer of each of Buyer and W&G certifying (i) that attached to such certificate are true and correct copies of the Certificate of Incorporation and By-Laws of such company as in effect as of the Closing, (ii) that attached to such certificate are true and correct copies of resolutions duly adopted by the Board of Directors of such company authorizing the execution, delivery and performance of this Agreement by such company and that such resolutions are in full force and effect as of the Closing and (iii) the incumbency and signatures of the officers of such company who have executed this Agreement and the other instruments and documents delivered at the Closing on behalf of such company.

               (d) Such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Seller in order to effect the transactions contemplated by this Agreement to occur at the Closing.


          10.  CLOSING NET ASSET VALUE.

          10.1 Calculation of Closing Net Asset Value.
               (a) As promptly as practicable after the Closing Date, and in any event not later than 42 days after the Closing Date, Seller shall deliver to W&G (i) a balance sheet of Summers as of the end of the Closing Date (the "Closing Balance Sheet"), prepared in accordance with U.S. GAAP consistently applied with the Certified Financial Statements but without giving effect to any changes attributable to the purchase of the Shares by Buyer, (ii) the unqualified opinion without explanatory language of Seller's Accountants with respect to the Closing Balance Sheet, (iii) a certificate of Seller (the "Net Asset Certificate") showing its calculation of the Closing Net Asset Value and
(iv) a report of Seller's Accountants addressed to W&G stating that the Closing Net Asset Value as set forth in the Net Asset Certificate was calculated in accordance with this Agreement. W&G shall cause Summers to give Seller full access to the personnel, books and records of Summers during normal business hours upon reasonable request of Seller and shall cause Summers to provide to Seller information reasonably requested by Seller by completing forms customarily utilized by BTR in the past to collect financial information from Summers, all to enable Seller and its representatives to prepare the Closing Balance Sheet and the Net Asset Certificate. Seller shall make available to

W&G its accountants' work papers (excluding papers containing Accountants Proprietary Information of such accountants) and such other information relating to the preparation of the Closing Balance Sheet and the calculation of the Closing Net Asset Value as W&G shall reasonably request.

               (b) In the event that W&G disputes the calculation of the Closing Net Asset Value, W&G shall give written notice thereof to Seller on or before the later of (the "W&G Deadline Date") (i) the 42nd day after the Net Asset Certificate was given to W&G and (ii) the fifth Business Day after the financial statements, opinion, certificate and report required to be delivered to W&G pursuant to Section 3.2(a) have been so delivered, which notice shall set forth the basis for such dispute in reasonable detail. The parties shall use all reasonable efforts to resolve any such dispute, but if any such dispute cannot be resolved by the parties within 21 days after the date the dispute notice is given, all unresolved disputes shall be referred to an Arbitrating Firm for resolution. The parties shall seek to cause the Arbitrating Firm to make its determination within 21 days after referral of a dispute to it. The determination of the Arbitrating Firm shall be conclusive and binding on each party. The fees of the Arbitrating Firm shall be allocated and paid by Seller or W&G, or divided between them, on a basis determined by the Arbitrating Firm to be fair taking into account the correctness of the positions asserted by each of them with respect to the disputed matters resolved by the Arbitrating Firm.

               (c) The Closing Net Asset Value shall be deemed to be finally determined in the amount set forth in the Net Asset Certificate on the W&G Deadline Date unless a dispute notice is given in accordance with Section 10.1(b) with respect to the calculation thereof. If such a dispute notice is given, the Closing Net Asset Value shall be deemed finally determined on the date that the Arbitrating Firm gives written notice to W&G and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and W&G agree in writing on the amount thereof, in which case the Closing Net Asset Value shall be calculated in accordance with such determination or agreement, as the case may be.

          10.2 Payment Based On Closing Net Asset Value. If the Closing Net Asset Value, as finally determined, is more than the Target Amount, W&G shall pay, or shall cause Summers to pay, to Seller an amount in cash equal to such excess. If the Closing Net Asset Value, as finally determined, is less than the Target Amount, Seller shall pay to Summers an amount in cash equal to such deficiency. In addition, any payment required pursuant to either of the preceding sentences (the "Adjustment Amount") shall be accompanied by cash equal to interest on the Adjustment Amount from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Average LIBO Rate. Payments of cash required pursuant to this Section, if any, shall be made on the fifth Business Day after the Closing Net Asset Value is finally determined by wire transfer of immediately available funds to an account in the United States designated by the party entitled to payment to the party required to make the payment at least two Business Days prior to the date such payment is due. Any payment pursuant to this Section shall be deemed to be an adjustment to the purchase price for the Shares.


          11.  INDEMNIFICATION.

          11.1 Indemnification Obligations.

               (a) BTR shall indemnify and hold harmless on a Net After-Tax Basis Buyer, W&G, and their respective directors, officers, employees and Affiliates against and in respect of any and all losses, damages, liabilities, costs and expenses (including, without limitation, Legal Expenses) (collectively, "Losses") arising out of, based upon or resulting from:

                      (i) the breach of any representation or warranty of Summers, Seller or BTR contained in this Agreement or in any statement or certification of Summers, Seller or BTR furnished pursuant hereto (but only, in the case of Summers, in respect of any representation or warranty made by it at or prior to the Closing),

                      (ii) the breach by Summers, Seller or BTR of or failure of any of them to observe any of their respective covenants or agreements contained in this Agreement (but only, in the case of Summers, in respect of covenants and agreements required to be performed by it at or prior to the Closing),

                      (iii) any liability or obligation of or attributable to Seller, BTR or any of their respective Affiliates (other than Summers) (including, without limitation, (A) any liability or obligation arising under or in connection with an employee benefit plan, policy or arrangement maintained or contributed to by Seller or any entity treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code and (B) any liability arising in connection with the provision by Summers of group health continuation coverage to the persons listed in Schedule 4.8(k) hereto (and their dependents)),

                      (iv) any defects in goods sold, services rendered or other action taken by Summers prior to the Closing,

                      (v)     any Environmental Condition,

                      (vi)    any Contract Default, and

                      (vii)   the claims made in the litigation referred to in
          Schedule 4.6 hereto under the caption Crawford Electric Supply Co. vs Summers Group, Inc. and Summers Electric Company,

(regardless of whether, in the case of third party actions, suits or proceedings with respect to any of the foregoing, Summers, Seller or BTR may have a meritorious defense). Notwithstanding the foregoing, BTR shall not be obligated to provide such indemnification referred to in this Section 11.1(a)
(i) with respect to any claim if all Losses arising out of, based upon or resulting from such claim do not exceed $10,000 in the aggregate (a "Small Claim") unless and until the cumulative aggregate amount of all Losses paid or suffered by Buyer and such other Persons described above as to which Buyer and such other Persons would otherwise be indemnified hereunder with respect to all Small Claims exceeds $300,000 (the "Small Claim Limitation"), in which case BTR shall then be held liable hereunder for all such Losses attributable to Small Claims in excess of the initial $300,000 (subject to clause (ii) of this sentence), (ii) unless and until the cumulative aggregate amount of all Losses paid or suffered by Buyer and such other Persons described above as to which Buyer and such other Persons would otherwise be indemnified hereunder (excluding any amount not indemnifiable pursuant to the Small Claim Limitation) exceeds $1,500,000 (the "Basket Limitation"), in which case BTR shall then be held liable hereunder for all such Losses, excluding $500,000 of such initial $1,500,000, and (iii) in no event shall BTR be obligated to provide such indemnification for more than an amount in the aggregate equal to $85 million (the "Cap Limitation"); provided that BTR shall provide such indemnification on a dollar-for-dollar basis (x) without regard to the Small Claim Limitation or the Basket Limitation for Losses arising out of, based upon or resulting from
(A) the matters referred to in clause (iii) of the first sentence of Section 11.1(a), the breach or failure to observe by Summers, Seller or BTR of any provision of Section 6.6, 6.16, 10.2, or 12.1 or Article 11 or the breach of any representation or warranty set forth in Section 4.7 (collectively the "Full Indemnity Matters") or (B) the matters referred to in clauses (vi) and (vii) of the first sentence of Section 11.1(a) or any breach of any representation or warranty set forth in Section 4.14(b) or the first sentence of Section 4.4(a) (as it relates to Real Property) (collectively, and together with the Full Indemnity Matters, the "First Dollar Matters") and (y) without regard to the Cap Limitation for Losses arising out of, based upon or resulting from the Full Indemnity Matters. In addition, BTR's obligation to provide indemnification with respect to Losses arising out of, based upon or resulting from any Environmental Condition (i) shall exclude Losses to the extent arising out of, based upon or resulting from the negligence or misconduct of W&G or any of its Affiliates or any of their respective employees, agents or representatives occurring after the Closing and (ii) shall be limited to 50% of costs and expenses of any Remedial Action initiated by Summers after the Closing with respect to an Environmental Condition that was not (at the time of such initiation) the subject of any notice or complaint from any Person other than an employee, agent or representative of W&G or any of its Affiliates ("W&G Remedial Action"). If the Closing shall have occurred, BTR shall not be entitled to any contribution or reimbursement from Summers with respect to payments made by BTR pursuant to this Section. W&G shall be deemed to have suffered directly any Losses suffered by Summers.

               (b) W&G shall indemnify and hold harmless on a Net After-Tax Basis Seller and BTR, and their respective directors, officers, employees and Affiliates against and in respect of any and all Losses arising out of, based upon or resulting from (i) the breach of any representation or warranty of Buyer or W&G contained in this Agreement or in any statement or certification of Buyer or W&G furnished pursuant hereto and (ii) the breach by Buyer or W&G of or failure of either of them to observe any of their respective covenants or agreements contained in this Agreement (regardless of whether, in the case of third party actions, suits or proceedings, Buyer or W&G may have a meritorious defense). Notwithstanding the foregoing, W&G shall not be obligated to provide such indemnification referred to in this Section 11.1(b) (i) with respect to any Small Claim unless and until the cumulative aggregate amount of all Losses paid or suffered by Seller, BTR and such other Persons described above as to which Seller, BTR and such other Persons would be indemnified hereunder with respect to all Small Claims exceeds $300,000, in which case W&G shall then be held liable hereunder for all such Losses attributable to Small Claims in excess of the initial $300,000 (subject to clause (ii) of this sentence), (ii) unless and until the cumulative amount of all Losses paid or suffered by

Seller, BTR and such other Persons described above as to which Seller, BTR and such other Persons would otherwise be indemnified hereunder (excluding any amount not indemnifiable pursuant to clause (i) of this sentence) exceeds $1,500,000, in which case W&G shall then be held liable hereunder for all such Losses, excluding $500,000 of such initial $1,500,000 and (iii) in no event shall W&G be obligated to provide such indemnification referred to in the preceding sentence for more than an amount in the aggregate equal to $85 million; provided that the limitations in clauses (i), (ii) and (iii) of this sentence shall not apply to the breach or failure to observe by Buyer or W&G of any provision of Section 3.1, 3.2(e), 3.2(f), 10.2 or 12.1 or Article 11.

          11.2 Indemnification Procedures.

               (a) Promptly after receipt by any person entitled to indemnification under Section 11.1 (an "indemnified party") of notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the indemnified party will seek indemnification hereunder (a "Third Party Action"), the indemnified party shall notify the person that is obligated to provide such indemnification (an "indemnifying party") thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under Section 11.1, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense with counsel reasonably satisfactory to such indemnified party; provided, however, that:

                      (i) the indemnified party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense to assist in the handling of such Third Party Action;

                      (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be adversely affected thereby;

                      (iii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such Third Party Action; and

                      (iv) the indemnifying party shall not be entitled to control the defense of any Third Party Action unless within 21 days after receipt of such written notice from the indemnified party the indemnifying party confirms in writing its responsibility to indemnify the indemnified party with respect to such Third Party Action and reasonably demonstrates that it will be able to pay the full amount of the reasonably expected Losses in connection with any such Third Party Action.

After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing and compliance by the indemnifying party with
Section 11.2(a)(iv), (i) the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and (ii) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party's prior written consent. If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 11.2, the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Article 11. The reimbursement of fees, costs and expenses required by this Article 11 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

               (b) If the indemnifying party shall be obligated to indemnify the indemnified party pursuant to this Article 11, the indemnifying party shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnified party with respect to the claims to which such indemnification relates.

               (c) If an indemnified party becomes entitled to any indemnification from an indemnifying party, such indemnification shall be made in cash upon demand, provided that BTR may elect, by written notice given to

W&G within ten Business Days after demand for such payment, to satisfy such indemnification obligations of BTR by reducing the unpaid Principal Amount at Maturity of an outstanding Purchase Price Note in accordance with the terms of such Note. In addition, if BTR shall fail to make any payment when due pursuant to this Article 11 (i) with respect to any First Dollar Matters, W&G may elect, at its option, to reduce the Principal Amount at Maturity of an outstanding Purchase Price Note in accordance with the terms of such Note or
(ii) with respect to any matter other than a First Dollar Matter, W&G may elect to reduce the Principal Amount at Maturity of either the Purchase Price Note issued pursuant to Section 3.2(e) or the Purchase Price Note issued pursuant to
Section 3.2(f), which Purchase Price Note so elected shall be the only Purchase Price Note available for reduction pursuant to this clause (ii). The right of W&G to make a reduction pursuant to the preceding sentence is subject to the express condition precedent that W&G shall give to BTR written notice 28 days in advance of the effective date of any proposed reduction to be made by W&G pursuant to the preceding sentence and no such reduction shall be made if BTR fully remedies the subject matter of the indemnification claim prior to such effective date, and if W&G effects any such reduction that is determined by final, non-appealable order of a court of competent jurisdiction to be not authorized by the terms of this Agreement (in respect of the underlying claim to indemnification hereunder, the failure by W&G to give BTR notice as provided in this sentence or the remedial action taken by BTR), W&G shall immediately pay to BTR the amount of such unauthorized reduction plus interest thereon from and including the effective date of such reduction to but excluding the date of such payment at a rate per annum equal to the Average LIBO Rate multiplied by 2, but excluding any other amounts of interest with respect thereto payable pursuant to the Purchase Price Note that was so reduced. Any reduction of a Purchase Price Note pursuant to this Section (except a reduction by W&G with respect to any matter other than a First Dollar Matter) shall be applied to the Purchase Price Note with the earliest original issue date then outstanding before applied to any subsequently issued Purchase Price Note.

               (d) Any payment made by an indemnifying party to an indemnified party pursuant to this Article 11 shall be deemed an adjustment to the purchase price for the Shares. The right of indemnification pursuant to this Article 11 shall constitute the sole and exclusive remedy of each of the parties to this Agreement for a breach of any representation or warranty by another party contained in this Agreement or in any statement or certification furnished pursuant to this Agreement.

          12.  MISCELLANEOUS.

          12.1 Brokerage. In the event any person shall assert a claim to a fee, commission or other compensation on account of alleged employment as a broker or finder, or performance of services as a broker or finder, in connection with the transactions contemplated by this Agreement, the party (or parties) alleged to have been responsible for such employment or performance of services shall hold harmless the other party (or parties) as well as the other party's (or parties') directors, officers and employees, from and against such claim and at the indemnifying party's (or parties') sole expense defend any and all actions, suits or proceedings involving such claim that may at any time be brought against those so indemnified and satisfy promptly any settlement or judgment arising therefrom. If, however, it is ultimately determined in any such action, suit or proceeding in which the indemnified party (or parties) were afforded the opportunity to have their counsel participate in the defense, that the employment was by or services were performed for the indemnified party (or parties), then the latter shall be responsible under this Section and shall reimburse any amounts theretofore paid by the indemnifying party (or parties) by reason hereof. BTR acknowledges its sole and exclusive responsibility for all fees, commissions and other compensation payable to Jo Hambro Magan & Co. in connection with the transactions contemplated by this Agreement.

          12.2 Survival. All covenants and agreements contained in this Agreement and the right to indemnification with respect to all representations and warranties contained in this Agreement or in any certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the right to indemnification with respect to each representation and warranty contained in this Agreement or made pursuant to any certificate, document or statement delivered pursuant hereto shall terminate on the last day of the fifteenth month following the month in which the Closing occurs (the "Cut-Off Date"); provided, however, that (i) the right to indemnification with respect to the representations and warranties set forth in (x) Sections 4.7 and 4.8 shall survive until 30 days after the expiration of the applicable statute of limitations relating to the matters set forth in such sections, (y) Section
4.10 and the first sentence of Section 4.4(a) (as it relates to Real Property) shall survive until the fourth anniversary of the Closing Date and (z) Section 4.14(b) shall survive without limitation and (ii) the right to indemnification with respect to such representations and warranties, and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice prior to the Cut-Off Date, such fourth anniversary or such 30th day after the expiration of the applicable statute of limitations, whichever shall be applicable thereto in accordance with this Section.

          12.3 Notices. Any notice, direction or other advice or communication required or permitted to be given hereunder shall be in writing and shall be given by certified mail, next day delivery service such as Federal Express, or personal delivery against receipt to the party to whom it is to be given (i) at such party's address set forth in the preamble to this Agreement, or (ii) to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12.3. Any notice or other communication shall be deemed to have been given as of the date so delivered, on the next business day when sent by overnight delivery service or five days after the date so mailed. Any notice or other communication given hereunder to Buyer or Summers after the Closing shall be made to Buyer or Summers in care of W&G at W&G's address for notices.

          12.4 Affiliate Obligations. Each obligation of Buyer and Summers (to the extent required to be performed by this Agreement after the Closing) hereunder shall be deemed to include an obligation of W&G to cause Buyer or Summers, as the case may be, to perform such obligation. Each obligation of Summers (to the extent required to be performed at or prior to the Closing) and Seller hereunder shall be deemed to include an obligation of BTR to cause Summers or Seller, as the case may be, to perform such obligation.

          12.5 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing (i) by mutual written agreement of the parties hereto, (ii) by W&G or BTR upon written notice to the other party if the Closing shall not have taken place by March 31, 1994, other than by reason of a matter within the control of the party asserting such termination. Except for any breach of this Agreement occurring at or prior to termination and for the obligations contained in Sections 6.8, 6.18(a) and 12.1, upon the termination of this Agreement pursuant to this Section, this Agreement shall forthwith become null and void and none of the parties hereto or any of their respective officers, directors, employees, agents, consultants, stockholders or principals shall have any liability or obligation hereunder or with respect hereto.

          12.6 Consent to Jurisdiction. Each party hereto, hereby consents to, and confers nonexclusive jurisdiction upon, the courts of the State of New York and the Federal courts of the United States of America located in the City of New York, Borough of Manhattan, and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of New York, provided that notice thereof is provided pursuant to provisions for notice under this Agreement.

          12.7 Binding Effect; Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and the provisions of
Article 11 shall inure to the benefit of the indemnified parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties and any such purported assignment shall be void. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

          12.8 Specific Performance. The parties to this Agreement recognize that any breach of the terms of this Agreement by any party may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

          12.9 Entire Agreement; Modifications; Headings; Counterparts. This Agreement and the Exhibits and Schedules attached hereto, and the other writings specifically identified herein or contemplated hereby contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and writings (including, without limitation, the Memorandum of Understanding, dated October 28, 1993, between W&G and BTR plc.). This Agreement may be modified only by a written instrument duly executed by or on behalf of each party. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by and on behalf of the party who might assert such breach. The Article and Section headings of this Agreement and the Table of Contents to this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in two or more counterparts, and all such counterparts shall constitute one and the same instrument.

          12.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                   SUMMERS GROUP, INC.


                                   By:       /s/    Stanley Williams
                                      ------------------------------------
                                      Name:
                                      Title:


                                   SGDHC, INC.


                                   By:       /s/    Stanley Williams
                                      -----------------------------------
                                      Name:
                                      Title:


                                   BTR DUNLOP, INC.


                                   By:       /s/    Stanley Williams
                                      -----------------------------------
                                      Name:
                                      Title:


                                   WILLCOX & GIBBS, INC.


                                   By:       /s/    John Ziegler
                                      -----------------------------------
                                      Name:
                                      Title:


                                   WILLCOX & GIBBS DELAWARE, INC.


                                   By:      /s/    John Ziegler
                                      -----------------------------------
                                      Name:
                                      Title:

[CAPTION]
                               List of Exhibits

[S]            [C]
Exhibit A      Form of Purchase Price Note

Exhibit B      Form of Release

                                                             EXHIBIT A



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED PURSUANT TO SUCH ACT OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.

FOR PURPOSES OF SECTIONS 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF
1986, AS AMENDED, THE ISSUE PRICE OF THIS NOTE IS           <F1>, THE
AMOUNT OF ORIGINAL DISCOUNT WITH RESPECT TO THIS NOTE IS           <F2>,
THE ISSUE DATE IS           <F3> AND THE YIELD TO MATURITY IS
           .<F4>


                             WILLCOX & GIBBS, INC.


                                  SENIOR NOTE
                              DUE             <F5>


Principal Amount at Maturity:   $        <F6>
                                                           <F7>

         WILLCOX & GIBBS, INC., a New York corporation (hereinafter called the "Company"), for value received and pursuant to the Purchase
Agreement, dated as of        , 1993 (the "Agreement"), among the
Company, Willcox & Gibbs Delaware, Inc., Summers Group Inc., SGDHC, Inc., and BTR Dunlop, Inc., hereby promises to pay to SGDHC, Inc., or

- --------------------

<F1>  Insert Stated Principal Amount plus accrued Interest Component for period prior to issuance, or, if applicable federal rate is higher than Average LIBO Rate, amount based on applicable federal rate.

<F2>  Insert Interest Component of this Note or amount based on applicable federal rate if higher than Average LIBO Rate.

<F3>  Insert date on which this Note is originally issued.

<F4>  Insert higher of Average LIBO Rate and applicable federal rate.

<F5>  Insert date that is third anniversary of Closing Date.

<F6>  Insert principal amount at maturity, determined pursuant to the
      Agreement.

<F7>  Insert date on which the Note is originally issued.

its registered assigns (the "Holder"), the Principal Amount at Maturity
of           <F8> payable in consecutive annual installments of
<F9> on           <F10>, respectively (each, a "Payment Date").  The
Stated Principal of this Note shall be $         <F11> and the Interest
Component of this Note shall be $        .<F12>

         Section 1. Interest. This Note has an Interest Component but does not otherwise bear interest, except that if the Principal Amount at Maturity hereof or any portion of such Principal Amount at Maturity is not paid when due (whether upon acceleration pursuant to Section 5 of this Note or upon any Payment Date), then in each such case the
overdue amount shall bear interest at the rate of    %<F13> per annum,
which interest (to the extent that the payment of such interest shall be legally enforceable), shall accrue from the date such overdue amount was due to the date payment of such amount, including interest thereon, has been made.

         The Interest Component in the period during which this Note
remains outstanding shall accrue at a rate of   %<F14> per annum on an

- ---------------------

<F8>  Insert principal amount at maturity, determined pursuant to the
      Agreement.

<F9>  Insert amounts necessary to amortize the Stated Principal of the Note in equal annual payments, plus for each installment the portion of the Interest Component of this Note equal to interest accrued on the unpaid Stated Principal at a rate per annum equal to the Average LIBO Rate with the final payment on the third anniversary of the Closing Date.

<F10> Insert anniversary dates of Closing Date occurring after the date on which the Note is originally issued to and including the third such anniversary.

<F11> Insert Stated Principal of this Note.

<F12> Insert Interest Component of this Note.

<F13> Insert Average LIBO Rate plus 2%.

<F14> Insert Average LIBO Rate.

annual basis using a 360-day year composed of twelve 30 day months,
commencing on                     .<F15>

         Section 2. Payment. Payment of the Principal Amount at Maturity of and interest, if any, on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts by wire transfer of immediately available funds to an account of Holder in the United States designated in writing by Holder to the Company at least five Business Days before the date payment is due hereunder.

         Section 3. Prepayment at the Option of the Company. This Note may be prepaid as a whole, or from time to time in part, at any time at the option of the Company by payment of all or a portion of the Stated Principal and accrued Interest Component with respect to the amount of prepaid Stated Principal to but excluding the date of payment, and any such payment shall extinguish and cancel the obligation of the Company to pay the portion of the Principal Amount at Maturity of this Note comprised of the Interest Component that would otherwise accrue pursuant to this Note from and after any such prepayment with respect to the amount of Stated Principal prepaid.

         Section 4. Events of Default. An "Event of Default" for purposes of this Note occurs if:

              (1) any amount payable by the Company under this Note is not paid when the same becomes due and payable and such failure to pay continues for a period of five days;

              (2) the Company pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case or proceeding,
         (B) consents to the entry of an order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors;

- --------------------

<F15> Insert the issue date of this Note, if issued pursuant to Section 3.1 of the Agreement, January 1, 1994, if issued pursuant to Section 3.2(e) of the Agreement, and January 1, 1995, if issued pursuant to Section 3.2(f) of the Agreement.

              (3) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case or proceeding, (B) appoints a Custodian of the Company for all or substantially all of its properties, or (C) orders the liquidation of the Company, and in each case the order or decree remains unstayed and in effect for 60 consecutive days;

              (4) the Company defaults in any payment of principal of or interest on any other obligation for money borrowed and such default continues unwaived beyond any period of grace provided with respect thereto, or the Company fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created which failure continues unwaived beyond any period of grace provided with respect thereto (or if any other event thereunder or under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) and the effect of such failure or other event is to cause such obligation to become due prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing acceleration shall occur and be continuing exceeds $1,000,000; or

              (5) there is a Change of Control of W&G (as defined in the Agreement).

         The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors. The term
"Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

         Section 5. Acceleration. If an Event of Default (other than an Event of Default specified in Section 4(2) or (3)) occurs and is continuing, the Holder may, by written notice to the Company (but otherwise without presentment, demand or protest, all of which are hereby waived), declare all unpaid Stated Principal of and Interest Component accrued to the date of acceleration on this Note (if not then due and payable) to be immediately due and payable and, upon any such declaration, the same shall become and be immediately due and payable. If an Event of Default specified in Section 4(2) or (3) occurs, all unpaid Stated Principal of and Interest Component accrued on this Note shall ipso facto become and be immediately due and payable without any presentment, demand, protest or other notice or declaration or other act on the part of the Holder.

         Section 6. Transfer of Note. Subject to compliance with applicable law, this Note and all rights hereunder are transferable in whole or in part upon the books of the Company by the registered holder hereof, in person or by duly authorized attorney, upon surrender of this Note duly endorsed, at the offices of the Company at which notice to the Company may be given pursuant to Section 7 or such other place as may be mutually agreed upon, together with such evidence of compliance with applicable securities and other laws as the Company shall reasonably request. The Company shall be entitled to treat the registered holder of this Note on its books as the owner of this Note for all purposes, notwithstanding any notice to the contrary.

         Section 7. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by certified mail, overnight delivery by Federal Express or similar service or personal delivery against receipt addressed as follows:

         If to the Company:

              Willcox & Gibbs, Inc.
              530 Fifth Avenue
              New York, New York  10036
              Attention:  President

         If to the Holder, to its registered address on the books of the Company.

         The Company or the Holder by notice to the other may designate additional or different addresses for subsequent notices or communications. Any notice or other communication shall be deemed to have been given as of the date so delivered against receipt, on the next business day when sent by overnight service or five business days after the date so mailed.

         Section 8. Offset. If an indemnification obligation is to be satisfied by reduction of the Principal Amount at Maturity of this Note pursuant to Section 11.2(c) of the Agreement, then the Principal Amount at Maturity hereof shall be reduced by an amount equal to the amount of such indemnification claim plus an amount equal to the Interest

Component accrued pursuant to this Note on the amount of such
indemnification claim from                     .<F16>

         Section 9. Ranking. This Note shall not be subordinated to any other obligation for borrowed money of the Company.

         Section 10. Governing Law. The laws of the State of New York shall govern this Note.

         IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above,

                                     WILLCOX & GIBBS, INC.




                                     By --------------------------
                                        Name:
                                        Title:

[SEAL]

Attest:


- --------------------------
        Secretary









- --------------------

<F16> Insert the issue date of this Note, if issued pursuant to Section 3.1 of the Agreement, January 1, 1994, if issued pursuant to Section 3.2(e) of the Agreement, and January 1, 1995, if issued pursuant to Section 3.2(f) of the Agreement.

                                                      EXHIBIT B


                                GENERAL RELEASE


         KNOW ALL MEN, that each of SGDHC, Inc., a Delaware corporation, and BTR Dunlop, Inc., a Delaware corporation, for and in consideration of the mutual covenants in the Purchase Agreement dated as of November 20, 1993 among Willcox & Gibbs Delaware, Inc., Willcox & Gibbs, Inc., Summers Group, Inc. (the "Company"), SGDHC, Inc. and BTR Dunlop, Inc. (the "Agreement"), does hereby for itself, its successors and assigns and as duly authorized agent acting on behalf of each of its Affiliates (as defined in the Agreement) other than the Company remise, release and forever discharge the Company and its subsidiaries and their past and present directors, officers, employees, servants and agents and their respective heirs, executors, administrators, successors and assigns, of and from all manner of actions, causes of action, liabilities, obligations, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever (each, an "Obligation") (excluding liabilities arising from the purchase or sale of inventory by Summers in the ordinary course of business on terms applicable to non-Affiliates), however arising, whether known or unknown, direct, indirect or contingent, and whether in law or in equity, all from the beginning of the world to and including the date hereof; provided, however, that the foregoing release shall in no manner be deemed to release or discharge the Company from its obligations under the Agreement; and provided, further, that the foregoing release as it relates to persons other than the Company and its subsidiaries and their successors and assigns shall be limited to Obligations as to which such other persons would be entitled to indemnification from the Company or any of its subsidiaries or any of their successors or assigns.

         This release may not be changed orally.

         IN WITNESS WHEREOF, the undersigned have duly executed this
release by their duly authorized officers this      day of           ,
1993.

                                 BTR DUNLOP, INC.


[SEAL]                           By ----------------------------------


                                 SGDHC, INC.


[SEAL]                           By ----------------------------------